UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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122 Fifth Avenue

New York, New York 10011

July 28, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Barnes & Noble, Inc. The meeting will be held at 9:00 am, Eastern Time, on September 17, 2014 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a white proxy card and postage-paid return envelope. White proxy cards are being solicited on behalf of the Board of Directors of the Company.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending May 2, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on September 17, 2014: The Proxy Statement and the Company’s 2014 Annual Report to Stockholders are available online at www.bn2014annualmeeting.com.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Sincerely,

LEONARD RIGGIO
Chairman of the Board of Directors

122 Fifth Avenue

New York, New York 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2014

The Annual Meeting of Stockholders of Barnes & Noble, Inc. (the “Company”) will be held at 9:00 am, Eastern Time, on September 17, 2014 at the Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, 10003 for the following purposes:

1.	To elect three directors to serve until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) vote on executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending May 2, 2015; and

4.	To transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

Only holders of record of Common Stock of the Company and Series J Preferred Stock as of the close of business on July 23, 2014 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young, LLP as independent registered public accountants for the Company’s fiscal year ending May 2, 2015.

Sincerely,

BRADLEY A. FEUER
Vice President, General Counsel and Corporate Secretary
New York, New York
July 28, 2014

The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

ii

BARNES & NOBLE, INC.

122 Fifth Avenue

New York, New York 10011

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2014

INTRODUCTION

This Proxy Statement and enclosed proxy card are being furnished commencing on or about July 28, 2014 in connection with the solicitation by the Board of Directors (the “Board”) of Barnes & Noble, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on September 17, 2014 and any adjournment or postponement thereof (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board of Directors’ nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement and FOR the ratification of the appointment of Ernst & Young, LLP as independent registered public accountants for the Company’s fiscal year ending May 2, 2015.

Stockholders Entitled to Vote

Only holders of record of the Company’s Common Stock, par value $.001 per share (“Common Stock”), and holders of record of Series J Preferred Stock of the Company as of the close of business on July 23, 2014 are entitled to notice of and to vote at the Meeting. As of the record date, 60,052,098 shares of Common Stock were outstanding, which number includes 70,084 shares of unvested restricted stock that have voting rights and that are held by members of the Board and the Company’s employees. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Meeting. As of the record date, 204,000 shares of Series J Preferred Stock were outstanding. Each share of Series J Preferred Stock entitles the record holder thereof to vote their shares on an as-converted basis on each matter brought before the Meeting. As of the record date, each share of Series J Preferred Stock is convertible into 58.8325 shares of Common Stock.

How to Vote

Your vote is very important to the Board no matter how many shares of Common Stock you own. Whether or not you plan to attend the Meeting, we urge you to vote your shares today.

If You Are a Registered Holder of Common Stock or Holder of Series J Preferred Stock

If you are a registered holder of Common Stock (including unvested restricted stock) or registered holder of Series J Preferred Stock, you may vote your shares either by voting by proxy in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote FOR the Board’s nominees, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company’s fiscal year ending May 2, 2015. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Whether or not you plan to attend the Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you later decide to attend the Meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, such as the election of directors and the approval, on an advisory basis, of the compensation of the Company’s named executive officers. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must provide a “legal proxy” from your custodian at the Meeting.

Questions on How to Vote

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

Quorum and Votes Required

Quorum

The presence in person or by proxy at the Meeting of the holders of shares of capital stock of the Company having a majority of the voting power of the capital stock entitled to vote at the Annual Meeting outstanding as of July 23, 2014 will constitute a quorum.

Votes Required

The three nominees for director receiving the highest vote totals will be elected as directors of the Company.

Approval of the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

Because the votes on compensation of named executive officers are advisory, they will not be binding upon the Board.

Approval of the proposal to ratify the appointment of the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal.

Withheld Votes, Abstentions and Broker Non-Votes

With respect to the proposal to elect directors, withheld votes and any “broker non-votes” are not counted in determining the outcome of the election. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

With respect to the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and any “broker non-votes” would not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Withheld votes, abstentions and any “broker non-votes” would be included in determining whether a quorum is present.

Attendance at the Annual Meeting

Attendance at the Meeting or any adjournment or postponement thereof will be limited to stockholders of record of the Company as of the close of business on the record date and guests of the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your shares in street name or through the Company’s 401(k) Plan, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Meeting, or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Meeting. Please note that if you hold your shares in street name and intend to vote in person at the Meeting, you must also provide a “legal proxy” obtained from your custodian. Note that 401(k) Plan participants will not be able to vote their 401(k) Plan shares in person at the Meeting.

How to Revoke Your Proxy

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a registered holder of Common Stock or registered holder of Series J Preferred Stock, you may revoke a previously submitted proxy by submitting another valid proxy (whether by telephone, the Internet or mail) or by providing a signed letter of revocation to the Secretary of the Company before the closing of the polls at the Meeting. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by attending the Meeting and voting your shares in person. Note that simply attending the Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether by telephone, the Internet or mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

ELECTION OF DIRECTORS—PROPOSAL 1

Introduction

The Board currently consists of nine directors. The directors are divided into three classes, currently consisting of three members whose terms expire upon the election and qualification of their successors at the Meeting, three members whose term expires at the 2015 annual meeting of stockholders and three members whose terms expire at the 2016 annual meeting of stockholders. The Board unanimously recommends using the enclosed proxy card to vote FOR each of the Board’s three nominees for director.

Information Concerning the Directors and the Board’s Nominees

Background information with respect to the Board and the Board’s nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.

Name	Age	Director Since	Position
Leonard Riggio	73	1986	Founder and Chairman of the Board
Michael P. Huseby	59	2014	Chief Executive Officer
George Campbell Jr.	68	2008	Director
Mark D. Carleton	54	2011	Director
Scott S. Cowen	68	2014	Director
William Dillard, II	69	1993	Director
David G. Golden	56	2010	Director
Patricia L. Higgins	64	2006	Lead Independent Director
John R. Ryan	68	2014	Director
David A. Wilson	73	2010	Director

At the Meeting, three directors will be elected. Michael P. Huseby, George Campbell Jr. and Mark D. Carleton are the Board’s nominees for election as directors at the Meeting, each to hold office for a term of three years until the annual meeting of stockholders to be held in 2017 and until his or her successor is elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected. However, if any nominee is unable to serve or for good cause will not serve, proxies may be voted for a substitute designated by the Board.

The terms of Michael P. Huseby, George Campbell Jr. and Mark D. Carleton expire upon the election and qualification of their successors at the Meeting. The terms of Scott S. Cowen, William Dillard, II and Patricia L. Higgins expire in 2015, and the terms of Leonard Riggio, David G. Golden, John R. Ryan and David A. Wilson expire in 2016.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting. The Board unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.

Michael P. Huseby was appointed the Chief Executive Officer of the Company in January 2014. Previously, Mr. Huseby was appointed Chief Executive Officer of NOOK Media LLC and President of the Company in July 2013, and Chief Financial Officer of the Company in March 2012. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company. He served on the Cablevision Systems Corporation Board in 2000 and 2001. Prior to joining Cablevision, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, Inc., the fourth largest cable operator in the United States. Mr. Huseby was appointed to the Board of Directors of Charter Communications in May 2013. From 1999 to 2002, Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a provider of cable television services. In addition, Mr. Huseby spent over 20 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner.

Qualifications, Experience, Attributes and Skills. Mr. Huseby has more than 15 years of financial and executive experience, having served as a senior executive at the Company, Cablevision Systems Corporation and AT&T Broadband. Mr. Huseby’s experience also includes his service as a director and audit committee member of Charter Communications and as a member of Cablevision Systems Corporation’s Board. This experience allows Mr. Huseby to bring to the Board substantial knowledge and a wide range and depth of insights in telecommunications, technology, retail, financial and business matters.

George Campbell Jr. has been a director of the Company since 2008. Dr. Campbell serves as Chair of the Compensation Committee. Dr. Campbell, a physicist, is currently the Chairman of the Webb Institute, an engineering college specializing in naval architecture and marine engineering. Dr. Campbell was the President from July 2000 through June 2011, and is now President Emeritus of The Cooper Union for the Advancement of Science and Art, New York, NY (“Cooper Union”), a college focusing primarily on engineering, architecture and art. Dr. Campbell is also a director of Con Edison, Inc. and the MITRE Corporation. He is also a Trustee of Rensselaer Polytechnic Institute, Montefiore Medical Center, the Institute for International Education and the Josiah Macy Jr. Foundation. Dr. Campbell is also a Fellow of the American Association for the Advancement of Science and the New York Academy of Sciences.

Qualifications, Experience, Attributes and Skills. Dr. Campbell has a total of more than 20 years of executive and board-level experience serving on the boards of major companies, as well as serving as President and Chief Executive Officer of Cooper Union. Dr. Campbell’s experience has generally been focused in higher education, which is the primary market of Barnes & Noble College Booksellers, LLC (“B&N College”). In addition, Dr. Campbell has more than 12 years of experience in research and development in telecommunications technology at Bell Laboratories. Dr. Campbell also has extensive experience serving on the board of trustees of academic and research institutions and non-profit organizations. This experience allows Dr. Campbell to bring to the Board a unique insight into the Company’s operations, and in particular the environment in which B&N College operates.

Mark D. Carleton has served as a director of the Company since September 2011. Mr. Carleton serves on the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Carleton was initially nominated as a director by Liberty Media pursuant to the terms of the Series J Preferred Stock Certificate of Designations. After Liberty Media’s right to elect to preferred stock directors was terminated upon the sale of the majority of its Series J Preferred Stock in April 2014, the Board chose to re-elect Mr. Carleton as a director. Mr. Carleton has been Senior Vice President of Liberty Media, and served as a Senior Vice President of predecessors of Liberty Media, since 2003. His primary responsibilities include corporate development and oversight of Liberty Media’s technology, music, telecom, satellite and sports interests. Prior to Liberty Media, Mr. Carleton served as a Partner with KPMG LLP from 1993 to 2003, where he had overall responsibility for the communications sector and also served as a member of KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Mobile Streams, Air Methods Corp., Ideiasnet and a number of private companies and formerly served as a director of DIRECTV and Sirius XM Radio, Inc.

Qualifications, Experience, Attributes and Skills. Mr. Carleton received a Bachelor of Science degree in Accounting from Colorado State University, where he currently is a member of the College of Business Global Leadership Council. He also is a member of the University of Colorado Sports and Entertainment Advisory Council and a member of the Board of Directors of United States Speedskating. In addition, Mr. Carleton was the Executive in Resident at the Colorado State University Business School for the 2011-2012 school year. Mr. Carleton brings to the Board, among his other skills and qualifications, financial and accounting expertise acquired while serving as a partner at KPMG LLP. In addition, Mr. Carleton’s services on other public company boards has provided him with a number of skills, including leadership development and succession planning, risk assessment, and shareholder and government relations. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED WHITE PROXY CARD.

Other Directors

Leonard Riggio is the founder of the Company and has been Chairman of the Board and a principal stockholder since its inception in 1986. He served as Chief Executive Officer from 1986 through February 2002. From 1965 and until its acquisition by the Company in September 2009, he was Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc. (now B&N College), one of the nation’s largest operators of college bookstores. Since 1985, Mr. Riggio has been a principal beneficial owner of MBS Textbook Exchange, Inc. (“MBS”), one of the nation’s largest wholesalers of college textbooks. He also served as a director of GameStop Corp. (“GameStop”), a national video game retailer from 2001 to 2011.

Qualifications, Experience, Attributes and Skills. Mr. Riggio has approximately 45 years of entrepreneurial and executive and board-level experience, resulting from his activities as (at various times) the founder, Chief Executive Officer, chairman of the board and significant stockholder of the Company, B&N College, MBS and GameStop. This extensive experience allows Mr. Riggio to bring to the Board a deep insight into the operations, challenges and complex issues facing the Company and retail-oriented businesses in general.

Scott S. Cowen has been a director of the Company since April 2014. Dr. Cowen serves on the Compensation Committee and the Corporate Governance and Nominating Committee. Dr. Cowen was the President and Seymour S. Goodman Memorial Professor of Business from 1998 through June 2014, and is now President Emeritus and Distinguished University Professor of Tulane University. From 1984 to 1998, Dr. Cowen served as Dean and Albert J. Weatherhead III Professor of Management, Weatherhead School of Management, Case Western Reserve University (“Case Western”). Prior to his departure in 1998, Dr. Cowen had been associated with Case Western in various capacities since 1976. Dr. Cowen has been a director of Forest City Enterprises, Inc., a real estate developer, since 1989 and Newell Rubbermaid Inc., a consumer products corporation, since 1999. Dr. Cowen is a former member of the Board of Directors of Jo-Ann Stores, Inc., an operator of retail fabric shops, and American Greetings Corp., a manufacturer of greeting cards and related merchandise.

Qualifications, Experience, Attributes and Skills. Dr. Cowen has extensive academic and professional expertise in the areas of strategic financial management systems, corporate governance and leadership, including as a consultant with public companies in such area and significant experience in crisis management, including in connection with recovery from Hurricane Katrina.

William Dillard, II has been a director of the Company since November 1993. Mr. Dillard serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee. Mr. Dillard has been the Chief Executive Officer of Dillard’s, Inc. (“Dillard’s”), a national department store and retailer of luxury goods, since May 1998 and he has been a director of Dillard’s since 1968. He was appointed Chairman of Dillard’s in May 2002. Mr. Dillard is also a director of Acxiom Corporation (“Acxiom”), a company that provides marketing services focused on the use of technology.

Qualifications, Experience, Attributes and Skills. Mr. Dillard has a total of more than 40 years of executive and board-level experience, focused in the retail industry. He is also a director of Acxiom as well as Chief Executive Officer of Dillard’s. This experience in the retail industry allows Mr. Dillard to bring to the Board substantial knowledge of the retail sector.

David G. Golden has served as a director of the Company since October 2010. Mr. Golden serves on the Audit and Compensation Committees. Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. From March 2006 until December 2011, Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media from its founding in 2010 through 2012. Previously, Mr. Golden served in various senior positions over an 18-year period at JPMorgan Chase & Co. (“JPMorgan”), a financial services firm, and a predecessor company, Hambrecht & Quist Capital Management LLC (“Hambrecht & Quist”). Prior to that, Mr. Golden worked as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Golden is a member of the boards of Blackbaud, Inc. and Everyday Health Inc., where he currently serves on their respective Audit Committees. Mr. Golden also is a member of the advisory boards of Granite Ventures LLC, a technology venture capital firm, and Partners for Growth LLC, a venture lending firm, and a member of the board of Vinfolio, Inc. He also serves as a Trustee of The Branson School.

Qualifications, Experience, Attributes and Skills. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan, Hambrecht & Quist and Allen & Company Incorporated, and more recently as a partner and executive of Revolution LLC and Executive

Chairman of Code Advisors LLC, a next-generation investment bank focused on the intersection of technology and media. Mr. Golden’s technology experience also includes his service as a director and Advisory Board member of several technology companies including Blackbaud, Inc., a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Mr. Golden’s prior public company board directorships include CFI ProServices, Inc., Tocor II, Inc., Gaiam, Inc. and Vanguard Airlines Incorporated. Given this experience, Mr. Golden brings to the Board substantial knowledge of the technology sector and meaningful insight into the financial, strategic and capital-related issues technology companies face.

Patricia L. Higgins has been a director of the Company since June 2006. Ms. Higgins is the Lead Independent Director and serves on the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Higgins was President, Chief Executive Officer and a director of Switch and Data Facilities Company, Inc., a leading provider of network interconnection and collocation services, from September 2000 to February 2004. Prior to that, she served as Chairman and Chief Executive Officer of The Research Board from May 1999 to August 2000 and Vice President and Chief Information Officer of Alcoa Inc. from January 1997 to April 1999. Ms. Higgins is also a director of Travelers, Dycom Industries and Internap. During the previous five years, Ms. Higgins also served as a director of Delta Air Lines, Visteon and SpectraSite Communications. Ms. Higgins was a director of Barnes & Noble.com from 1999 to 2004.

Qualifications, Experience, Attributes and Skills. Ms. Higgins has over 30 years of technology experience, holding senior executive positions in telecommunications, computing and information technology. Ms. Higgins has had extensive board experience as a director of nine public companies, including as a member of six audit committees, chairing two; a member of six compensation committees, chairing one; a member of four governance/nominating committees, chairing one; and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board a significant depth of understanding into the operation and management of public companies, including those in the technology sector.

John R. Ryan has served as a director of the Company since July 2014. Vice Admiral, Ryan joined the Center for Creative Leadership’s Board of Governors in 2002 and has served as its President since 2007. From 2005 to 2007, he served as Chancellor of the State University of New York. Previously, Vice Admiral Ryan served as President of the State University of New York Maritime College from 2002 to 2005, Interim President of the State University of New York at Albany from 2004 to 2005 and Superintendent of the United States Naval Academy, Annapolis, Maryland from 1998 to 2002. Vice Admiral Ryan served in the United States Navy from 1967 to his retirement in 2002, including as Commander of the Fleet Air Mediterranean from 1995 to 1998, Commander of the Patrol Wings for the United States Pacific Fleet from 1993 to 1995 and Director of Logistics for the South Pacific Command from 1991 to 1993. Vice Admiral Ryan is also Lead Director of CIT Group, Inc., a Director of Cablevision Systems Corporation (“Cablevision”) and Chairman of the U.S. Naval Academy Foundation Board.

Qualifications, Experience, Attributes and Skills. Vice Admiral Ryan has a total of more than 35 years in military service, more than 12 years as a leader at major universities, and over a decade of executive and board-level experience, including his service as Lead Director of CIT Group. Vice Admiral Ryan has substantial experience serving on public company boards undergoing strategic transactions such as separations, including serving as a director of Cablevision during its 2010 spinoff of Madison Square Garden, L.P. its 2011 spinoff of AMC Networks, Inc., and its 2013 sales of Clearview Cinemas and Optimum West to Bow Tie Cinemas and Charter Communications, respectively. This experience allows Vice Admiral Ryan to bring to the Board leadership and expertise in managing large complex organizations, and in particular the environment in which B&N College operates.

David A. Wilson has served as a director of the Company since October 2010. Dr. Wilson serves as Chair of the Audit Committee. From 1995 to December 2013, Dr. Wilson served as President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education that provides the Graduate Management Admission Test (GMAT). From 2009 to 2010, Dr. Wilson was a Director of Terra Industries Inc., a producer and marketer of nitrogen products, where he was a member of the Audit Committee. From 2002 to 2007, Dr. Wilson was a Director of Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.), an operator of an international network of licensed campus-based and online universities and higher education institutions, where he was Chairman of the Audit Committee beginning in 2003. From 1978 to 1994, Dr. Wilson was employed by Ernst & Young LLP (and its predecessor, Arthur Young & Company), serving as an Audit Principal through 1981, as an Audit Partner from 1981 to 1983 and thereafter in various capacities including Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a Director of the Ernst & Young Foundation. From 1968 to 1978, Dr. Wilson served as a faculty member at Queen’s University (1968-1970), the University of Illinois at Urbana-Champaign (1970-1972), the University of Texas (1972-1978), where he was awarded tenure, and Harvard Business School (1976-1977). Dr. Wilson is also Director of CoreSite Realty Corporation and the chair of its Audit Committee.

Qualifications, Experience, Attributes and Skills. Dr. Wilson has a total of more than 30 years of executive and board-level experience, including serving on the boards of Terra Industries Inc. and Laureate Education, Inc. while those companies were involved in strategic transactions, as well as serving as President and Chief Executive Officer of the Graduate Management Admission Council. Dr. Wilson also has more than 16 years of financial and accounting expertise, including as an Audit Partner at Ernst & Young LLP (and its predecessor, Arthur Young & Company). This experience allows Dr. Wilson to bring to the Board substantial financial and accounting knowledge and valuable insights.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board met 12 times during the Company’s 2014 fiscal year beginning on April 28, 2013 and ending on May 3, 2014 (“Fiscal 2014”). All directors attended at least 75% of all meetings of the Board, with the exception of Dr. Cowen and Vice Admiral Ryan, who joined the Board in April 2014 and July 2014, respectively, and Gregory B. Maffei, who ceased to be a director as of April 3, 2014. All directors of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee attended at least 100%, 86% and 100%, respectively, of all meetings of the respective committees of the Board on which they served in Fiscal 2014.

Based on information supplied to it by the directors and the director nominees, the Board has affirmatively determined that each of George Campbell Jr., Scott S. Cowen, William Dillard, II, David G. Golden, Patricia L. Higgins, Mark D. Carleton, John R. Ryan and David A. Wilson is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”), and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Audit Committee. The Audit Committee has the principal function of, among other things, reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent registered public accountants concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below) and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit

Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board has adopted a written charter setting out these functions of the Audit Committee, a copy of which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. In Fiscal 2014, the members of the Audit Committee were Dr. Wilson (Chair), Mr. Golden and Ms. Higgins. In Fiscal 2015, the members of the Audit Committee currently are Dr. Wilson (Chair), Mr. Carleton, Mr. Golden and Ms. Higgins. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has also determined that Dr. Wilson, Mr. Carleton, Mr. Golden and Ms. Higgins each has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Audit Committee met 15 times during Fiscal 2014.

Compensation Committee. The principal function of the Compensation Committee is to review and approve the compensation and employment arrangements for the Company’s executive officers. The Compensation Committee is also responsible for administering various compensation plans of the Company. In Fiscal 2014, the members of the Compensation Committee were Dr. Campbell (Chair), Mr. Dillard and Mr. Golden. In Fiscal 2015, the members of the Compensation Committee currently are Dr. Campbell (Chair), Dr. Cowen, Mr. Dillard and Mr. Golden. All members of the Compensation Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Compensation Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Compensation Committee met 7 times during Fiscal 2014. In Fiscal 2014, as in prior years, the Compensation Committee directly engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment see the “Compensation Discussion and Analysis—Process for Determining Named Executive Officer Compensation— Retention of Consultants” section of this Proxy Statement.

Corporate Governance and Nominating Committee. The principal function of the Corporate Governance and Nominating Committee is to oversee the corporate governance of the Company. The Corporate Governance and Nominating Committee is also responsible for, among other things, identifying and evaluating individuals to serve as directors of the Company and recommending to the Board such individuals, evaluating the Board and management and recommending Board committee assignments. In Fiscal 2014, the members of the Corporate Governance and Nominating Committee were Mr. Dillard (Chair), Ms. Higgins and Mr. Carleton. In Fiscal 2015, the members of the Corporate Governance and Nominating Committee currently are Mr. Dillard (Chair), Dr. Cowen, Ms. Higgins and Mr. Carleton. All members of the Corporate Governance and Nominating Committee meet the independence standards of the NYSE. The Board has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.barnesandnobleinc.com and is available in print to any stockholder who requests it in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. The Corporate Governance and Nominating Committee met 2 times during Fiscal 2014.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serves or in Fiscal 2014 served, as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board or the Company’s Compensation Committee.

Director Qualifications and Nominations

Minimum Qualifications

The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.

The Company does not have a specific policy regarding the diversity of the Board. Instead, the Corporate Governance and Nominating Committee considers the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Nominating Process

Although the process for identifying and evaluating candidates to fill vacancies and/or expand the Board will inevitably require a practical approach in light of the particular circumstances at such time, the Board has adopted the following process to guide the Corporate Governance and Nominating Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, Company management, third-party search firms or other sources.

After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board.

When nominating a sitting director for re-election at an annual meeting, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board and its committees and the director’s qualifications in respect of the criteria referred to above.

Consideration of Stockholder-Nominated Directors

In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board at a stockholder meeting if submitted by a stockholder in a timely manner. Any stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership;

•	Name, age and address of candidate;

•

A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board;

•	A description of any arrangements or understandings between the candidate and the Company; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

In accordance with the charter of the Corporate Governance and Nominating Committee, in order for the Corporate Governance and Nominating Committee to consider a candidate submitted by a stockholder for election at a stockholder meeting, the Company must receive the foregoing information not less than 30 days, nor more than 60 days, prior to such meeting; provided, that if less than 40 days’ notice of such meeting is given to stockholders, the Company must receive the foregoing information no later than the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed. The Company’s Corporate Secretary will promptly forward such materials to the Corporate Governance and Nominating Committee. The Company’s Corporate Secretary also will maintain copies of such materials for future reference by the Corporate Governance and Nominating Committee when filling Board positions.

Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Certain Board Policies and Practices

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines. The Board has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.barnesandnobleinc.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Board Leadership Structure; Lead Independent Director

The Chairman of the Board is selected by the members of the Board. The positions of Chairman and CEO have been separate since 2002, and the positions remained separate when the Company appointed Michael P. Huseby CEO of the Company in January 2014. Mr. Huseby reports directly to the Board. The Board has determined that the current structure is appropriate at this time in that it enables Mr. Huseby to focus on his role as CEO of the Company while enabling Leonard Riggio, the Chairman of the Board, to continue to provide leadership on policy at the Board level. Although the roles of CEO and Chairman are currently separated, the Board has not adopted a formal policy requiring such separation. The Board believes that the right Board leadership structure should, among other things, be informed by the needs and circumstances of the Company and the then current membership of the Board, and that the Board should remain adaptable to shaping the leadership structure as those needs and circumstances change.

In addition, in accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board meeting. In addition, the independent directors meet at least once a year in an executive session of only independent directors. Ms. Higgins is currently the Lead Independent Director. The Lead Independent Director, among other things, (a) acts as a liaison between the independent directors and the Company’s management, (b) presides at the executive sessions of non-management and independent directors, and has the authority to call additional executive sessions as appropriate, (c) chairs Board meetings in the Chairman’s absence, (d) coordinates with the Chairman on agendas and schedules for Board meetings, and information sent to the Board, reviewing and approving these as appropriate, and (e) is available for consultation and communication with major stockholders as appropriate.

Risk Oversight

The Board’s primary function is one of oversight. In connection with its oversight function, the Board oversees the Company’s policies and procedures for managing risk. The Board administers its risk oversight function primarily through its Committees. Board Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies and the Audit Committee reports to the Board on the Company’s enterprise risk assessment.

Communications Between Stockholders and the Board

Stockholders and other interested persons seeking to communicate with the Board should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All Board members are expected to attend in person the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the then-incumbent directors attended the 2013 annual meeting of stockholders with the exception of William Dillard, II.

Executive Officers

The Company’s executive officers as of July 28, 2014, as well as additional information with respect to such persons, are set forth in the table below:

Name	Age	Position
Leonard Riggio	73	Founder and Chairman of the Board
Michael P. Huseby	59	Chief Executive Officer
Mitchell S. Klipper	56	Chief Executive Officer – Barnes & Noble Retail Group
Max J. Roberts	61	Chief Executive Officer – Barnes & Noble College Booksellers LLC
Allen W. Lindstrom	47	Chief Financial Officer
Bradley A. Feuer	46	Vice President, General Counsel
Mary Ellen Keating	57	Senior Vice President of Corporate Communications and Public Affairs
Mark Bottini	54	Vice President and Director of Stores
Jaime Carey	53	Vice President and Chief Merchandising Officer
David S. Deason	55	Vice President of Barnes & Noble Development
Christopher Grady-Troia	62	Chief Information Officer
Michelle Smith	61	Vice President of Human Resources
Mahesh Veerina	53	President, NOOK Consumer Business – NOOK Media LLC
Kanuj Malhotra	47	Vice President, Corporate Development and Chief Financial Officer – NOOK Media LLC
Peter M. Herpich	44	Vice President and Corporate Controller

Information with respect to executive officers of the Company who also are a director or director nominee is set forth in “Information Concerning the Directors and the Board’s Nominees” above.

Mitchell S. Klipper has been the Chief Executive Officer of the Company’s retail group since March 2010. Since February 2002, he was the Chief Operating Officer of the Company. Prior to that, he was the President of Barnes & Noble Development, the group responsible for selecting, designing and constructing new store locations, and an Executive Vice President of the Company from December 1995 to February 2002.

Max J. Roberts is Chief Executive Officer of Barnes & Noble College Booksellers LLC. Mr. Roberts joined Barnes & Noble in 1996 after having held a number of senior executive positions at diverse retailers, including Petrie Retail, R.H. Macy & Company, and May Department Stores, as well as at the global public accounting firm of Touche Ross & Company (currently Deloitte & Touche).

Allen W. Lindstrom has been Chief Financial Officer of the Company since July 2013. Prior to that, he served as Vice President, Corporate Controller of the Company from November 2007 to July 2013. From October 2011 to March 2012, Mr. Lindstrom also served as the interim Chief Financial Officer for the Company. Prior to joining the Company, Mr. Lindstrom was Chief Financial Officer at Liberty Travel, Inc. from April 2002 to November 2007. From April 2000 to April 2002, he was Financial Controller of The Museum Company, Inc. Prior to that, he held various positions at Toys ‘R’ Us, Inc. from February 1993 to April 2000. Mr. Lindstrom is a Certified Public Accountant.

Bradley A. Feuer was appointed as the Company’s Vice President, General Counsel and Corporate Secretary in December 2013 after serving in an interim role since July 2013. From 2008 to 2013, Mr. Feuer served as the Vice President, Assistant General Counsel for the Company. Mr. Feuer joined the Company in 1999 and has worked across all departments within the organization. Prior to joining the Company, Mr. Feuer was an associate at the law firms of Weil, Gotshal and Manges LLP, and Brobeck Phleger & Harrison LLP.

Mary Ellen Keating joined the Company as Senior Vice President, Corporate Communications and Public Affairs in January 1998. Prior to that, she was an executive with Hill & Knowlton, Inc., a worldwide public relations firm, from 1991 to 1998, where she served as Executive Vice President and General Manager of Hill & Knowlton’s flagship New York office.

Mark Bottini has been the Vice President and Director of Stores of the Company since October 2003. Prior to that, he was a Regional Director of the Company in New York from December 2000 to October 2003. Mr. Bottini served as a Regional Director of the Company in Chicago from April 1999 to December 2000 and a District Manager of the Company in New York from September 1995 to April 1999. Mr. Bottini began his career with the Company as a District Manager for B. Dalton Booksellers from October 1991 to September 1995.

Jaime Carey has been Chief Merchandising Officer of the Company since May 2008. Mr. Carey was Vice President of Newsstand from January 2005 through April 2008. Mr. Carey has also been a Member of the Board of Directors of the National Book Foundation since 2008.

David S. Deason joined the Company in February 1990 as a Director of Real Estate and became Vice President of Barnes & Noble Development in February 1997.

Christopher Grady-Troia has been the Chief Information Officer of the Company since October 2004. Prior to that, he was Vice President of Information Technology from May 2002 to October 2004. Mr. Grady-Troia began his career with the Company as a Systems Manager in 1993. Prior to that, he was Assistant Director of Information Technology at Ann Taylor Stores Corporation and a Director of Application Development at Lord & Taylor.

Michelle Smith became Vice President of Human Resources of the Company in November 1996. Ms. Smith joined the Company in September 1993 as Director of Human Resources. Ms. Smith is a member of the Society for Human Resource Management and serves on the National Retail Federation’s Committee on Employment Law.

Mahesh Veerina was appointed President, NOOK Consumer Business of NOOK Media LLC in July 2014. Mr. Veerina joined NOOK Media LLC as Chief Operating Officer of NOOK Media LLC in October 2013. Prior to joining NOOK Media, Mr. Veerina founded several companies, including Azingo, Inc., a mobile software technology company he later sold to Motorola in 2010. He then joined Motorola and until 2012 led the global software and cloud services team of over 2,500 engineers at Motorola Mobility. Previously, Mr. Veerina founded and served as President and Chief Executive Officer of Ramp Networks, Inc., a provider of Internet security and broadband solutions for small offices, which he sold to Nokia in 2001. He then joined Nokia as Vice President of Nokia Internet Communications.

Kanuj Malhotra was appointed Vice President, Corporate Development and Chief Financial Officer of NOOK Media LLC in July 2013. Mr. Malhotra joined Barnes & Noble as Vice President of Corporate Development in May 2012. Prior to joining the Company, Mr. Malhotra was Vice President and Finance Head for Kaplan Test Prep, a division of The Washington Post Company, from 2011 to 2012. At Kaplan, he led a business transformation from physical test centers to a digital online learning platform. From 2008 to 2010, Mr. Malhotra was Chief Financial Officer of Sloane Square Partners LLC. Between 2005 and 2007 he was the Chief Financial Officer for the International Division of Cendant Marketing group and Affinion International, which was divested by Cendant Corporation to Apollo Management. Mr. Malhotra began his career in Mergers and Acquisitions at Lehman Brothers.

Peter M. Herpich was appointed Vice President Corporate Controller of the Company on October 27, 2013 and Principal Accounting Officer of the Company on November 23, 2013. From March 2010 to October 2013, Mr. Herpich was Vice President, Assistant Controller of the Company. From June 2004 to March 2010, he served as Director of Financial Reporting for the Company. Prior to that, he held various positions at the Company from January 1995 to June 2004. Mr. Herpich is a Certified Public Accountant.

The Company’s officers are elected annually by the Board and hold office at the discretion of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of July 23, 2014, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each director nominee, by each executive officer named in the Summary Compensation Table who was an executive officer as of July 23, 2014, and by all directors and executive officers of the Company as a group. Gregory B. Maffei ceased to be a director as of April 3, 2014 and accordingly is not included in the table below. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it. Unless otherwise indicated, the address of each person listed is c/o Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (1)
Leonard Riggio (2)	12,052,132	20.0%
Daniel R. Tisch (3)	5,030,400	8.4%
Dimensional Fund Advisors LP (4)	4,741,670	7.9%
David Abrams (5)	3,745,596	6.2%
BlackRock, Inc. (6)	3,382,456	5.6%
Mitchell S. Klipper (7)	152,301	*
William Dillard, II (8)	93,004	*
Michael P. Huseby	73,413	*
Patricia L. Higgins (8)	64,228	*
George Campbell Jr. (9)	29,790	*
David G. Golden (9)	31,675	*
David A. Wilson (9)	31,675	*
Mark D. Carleton (9)	25,518	*
Max J. Roberts (10)	21,832	*
Scott S. Cowen	4,500	*
John R. Ryan (12)	0	*
All directors and executive officers as a group (22 persons) (11)	12,695,358	21.0%

* Less than 1%.

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after July 23, 2014 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As of July 23, 2014, there were 60,052,098 shares of Common Stock issued and outstanding (including shares of unvested restricted stock and shares held in the Company’s 401(k) Plan).

(2)	Includes (a) 2,316,668 shares owned by LRBKS Holdings, Inc. (a Delaware corporation beneficially owned by Mr. Riggio and his wife), (b) 1,428,500 shares owned by The Riggio Foundation, a charitable trust established by Mr. Riggio, with himself and his wife as trustees and (c) 712,473 shares held in a rabbi trust established by the Company for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement. Under this deferred compensation arrangement, Mr. Riggio is entitled to 712,473 shares of Common Stock within 30 days following the earliest of: (a) his death; (b) a sale of all or substantially all of the assets of the Company; or (c) a sale of a “controlling interest” in the Company (defined as 40% or more of the Company’s outstanding Common Stock). Mr. Riggio disclaims voting control of all shares held in this trust arrangement. Some of the shares of Common Stock owned by Mr. Riggio are, and other shares in the future may be, pledged as collateral for loans, including loans which were used to purchase Common Stock.

(3)	This information is based upon a Schedule 13G filed with the SEC by Daniel R. Tisch. As stated in such Schedule 13G, Daniel R. Tisch may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 500 Park Avenue, New York, New York, 10022.

(4)	This information is based upon a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP. As stated in such Schedule 13G, Dimensional Fund Advisors LP may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)	This information is based upon a Schedule 13G filed with the SEC by David Abrams, Abrams Capital Partners II, L.P., Abrams Capital, LLC, Abrams Capital Management, LLC and Abrams Capital Management, L.P.. As stated in such Schedule 13G, Mr. Abrams may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 122 Fifth Avenue, New York, New York, 10011.

(6)	This information is based upon a Schedule 13G filed with the SEC by BlackRock, Inc. As stated in such Schedule 13G, BlackRock, Inc. may be deemed to share beneficial ownership of the shares listed in the above table and to share the indirect power to vote and direct the disposition of such shares. The address of such persons is listed as 40 East 52nd Street, New York, New York, 10001.

(7)	Of these shares, 100,000 are issuable upon the exercise of options.

(8)	Of these shares, 20,000 are issuable upon the exercise of options and 8,689 are shares of restricted stock.

(9)	Of these shares, 8,689 are shares of restricted stock.

(10)	Of these shares, 15,000 are issuable upon the exercise of options.

(11)	Of these shares, 236,826 are issuable upon the exercise of options and 52,134 are shares of restricted stock.

(12)	Vice Admiral Ryan was elected to the Board in July 2014.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes the material elements of the Company’s compensation programs for its named executive officers. For Fiscal 2014, the Company’s named executive officers were:

Executive	Position
Michael P. Huseby	Chief Executive Officer
Allen W. Lindstrom	Chief Financial Officer
Mitchell S. Klipper	Chief Executive Officer – Retail
Max J. Roberts	Chief Executive Officer – College
Mahesh Veerina	Chief Operating Officer – Digital (1)
Leonard Riggio	Executive Chairman of the Board and Founder
William J. Lynch, Jr.	Former Chief Executive Officer

(1)	Mr. Veerina was appointed President, NOOK Consumer Business of NOOK Media LLC in July 2014.

As of July 8, 2013, Mr. Lynch resigned from his position as Chief Executive Officer, and Mr. Huseby was appointed to the position of Chief Executive Officer as of January 8, 2014.

Executive Summary

Fiscal 2014 Business Performance Highlights

During Fiscal 2014, the Company delivered solid financial performance, while making significant progress against its strategic goals. The Company’s management team was instrumental in driving all three business segments to contribute to the Company’s success, with Retail and College generating positive results and NOOK® significantly reducing year-over-year losses. Overall, the Company generated consolidated annual earnings before interest, taxes, depreciation and amortization (EBITDA) of $251 million, the highest in four years.

The Company’s Retail segment had a strong year, generating EBITDA of $354 million as management focused on key sales and merchandising initiatives, as well as extraordinary execution in our bookstores, all while working on the upcoming re-launch of our e-Commerce site. College EBITDA increased 2.8%, to $115 million, including a $22 million investment in Yuzu™, the Company’s new digital education platform launched during the year.

The Company’s senior management was instrumental in leading NOOK in executing on its operating and financial plans, including selling through its device inventory, reducing expenses and exploring opportunities to grow content sales, which led to a $263 million reduction in EBITDA loss from Fiscal 2013. NOOK continues to provide high quality reading experiences to existing and new customers, while also serving as a key partner to Microsoft for international expansion of the Win8 catalog and store. Under the guidance of management, the Company achieved significant strategic progress during the year by forming a partnership with Samsung to create customized tablets that combine Samsung’s leading tablet technology with NOOK’s award-winning reading experience. The Company also announced plans to rationalize NOOK’s Silicon Valley operations, which will result in significant cost savings going forward. As a result of the actions undertaken by the Company in Fiscal 2014, NOOK is now well-positioned to expect a further decrease in its EBITDA losses in Fiscal 2015.

The Compensation Committee carefully considered these achievements and the financial challenges faced by the Company in Fiscal 2014 in order to ensure that the compensation program for Fiscal 2014 adequately reflects the Company’s compensation principles.

Fiscal 2014 Compensation Highlights

Compensation for our named executive officers in Fiscal 2014 was closely aligned with performance and the Company’s business and talent strategies.

We continued to solidify and enhance our senior management team, including promoting Mr. Huseby to Chief Executive Officer and hiring Mr. Veerina as Chief Operating Officer of the Company’s digital business.	The Company is focused on attracting, retaining and promoting talented and experienced executives to lead the Company, especially as the Company and its digital business is undergoing a transition, and the Compensation Committee’s compensation decisions in Fiscal 2014, including its grants of long-term equity incentive awards, were driven in part by this focus.

We achieved our Fiscal 2014 Adjusted EBIT goal.	Achievement of the Fiscal 2014 Adjusted EBIT goal is a threshold performance requirement before any payments can be made under our performance-based annual incentive compensation program. In addition to achievement of the Adjusted EBIT goal, performance-based annual incentive compensation awards are subject to EBITDA and Adjusted EBITDA goals.

We exceeded target performance levels of Company and segment Fiscal 2014 EBITDA and Adjusted EBITDA goals.	Achievement of the Fiscal 2014 EBITDA and Adjusted EBITDA goals for the Company and the retail, college and digital business segments resulted in payouts of 117% of target with respect to the portion of performance-based annual incentive compensation of the named executive officers determined based on the achievement of such targets.

We granted long-term equity incentive promotion or inducement awards to certain of the Company’s named executive officers in connection with the assumption of new leadership roles or commencement of employment with the Company.	We made restricted stock unit awards with a three-year vesting period to certain of the Company’s named executive officers in connection with our commitment to attracting, retaining and promoting highly talented and experienced executives to lead the Company and its business segments.

Compensation and Governance Best Practices

The Compensation Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following, which are described in more detail in this Compensation Discussion and Analysis.

What We Do

✓	Focus on Variable At-Risk Pay. We tie pay to performance and our stock price. In Fiscal 2014, 88% of our Chief Executive Officer’s, and on average 67% of our other named executive officers’, total targeted direct compensation was variable with performance, including stock price performance.

✓	Provide Double-Trigger Vesting. The outstanding and unvested equity awards that we granted to our named executive officers, including the awards granted during Fiscal 2014, generally provide that they will not vest automatically upon a change of control and, instead require termination of employment under certain circumstances in order to accelerate. Similarly, all change of control severance benefits that we provide to our named executive officers are double-trigger.

✓	Apply Multi-Year Vesting to Equity Incentive Awards. During Fiscal 2014, we granted RSUs to certain of our named executive officers that vest over a three-year period following the grant date, subject to applicable service conditions.

✓	Use Performance Metrics Applicable to Business Segments. We mitigate compensation-related risk by using performance measures applicable to the Company’s various business segments in our performance-based annual incentive plans.

✓	Provide Limited Perquisites. We provide limited perquisites to our named executive officers.

✓	Offer Broad-Based Benefits. Our named executive officers are eligible for the same health and retirement benefits as other full-time employees.

✓	Conduct Annual Risk Review. Our Compensation Committee conducts an annual review of the Company’s compensation programs to confirm that there are no compensation-related risks that are reasonably likely to have a material adverse effect on the Company.

✓	Utilize Structured Compensation Process. Our Compensation Committee employs a rigorous evaluation process in determining the level of payout to our named executive officers under the individual performance component of our performance-based annual incentive compensation awards.

✓	Engage with Stockholders. We communicate with our largest stockholders to obtain valuable feedback on the Company’s compensation programs and governance practices regularly.

✓	Retain an Independent Compensation Consultant. Our Compensation Committee directly retained Frederic W. Cook & Co., Inc. (“Cook & Co.”), its independent compensation consultant, to advise on our executive compensation programs. Cook & Co. performs no other services for the Company.

✓	Use Peer Group Evaluation. We evaluate our compensation peer groups periodically to align with investor expectations and changes in the Company’s business and market practice.

✓	Ensure Independence of Compensation Committee. Our Compensation Committee consists entirely of independent directors.

✓	Maintain Clawback Policy. Our Amended and Restated 2009 Incentive Plan allows the Compensation Committee to provide that awards granted under such plan be canceled, or gains realized from such awards be forfeited, in the event of a financial restatement or in other similar circumstances.

✓	Impose Stock Ownership Guidelines. Our Compensation Committee adopted stock ownership guidelines for its named executive officers and certain other executive officers in June 2014, which require such executives to accumulate and hold a meaningful level of stock ownership in the Company.

What We Don’t Do

X	No Excise Tax Gross-Ups on Change of Control. We do not have any excise tax gross-ups with respect to any change of control payments.

X	No Repricing. Our equity plan prohibits repricing or the buyout of underwater stock options or stock appreciation rights.

X	No Discount Options. Our equity plan prohibits granting stock options with an exercise price less than the fair market value of the Common Stock on the date of grant.

Compensation Philosophy and Objectives

We Strive to Attract, Incentivize and Retain Talented Individuals. It is imperative that we attract, motivate and retain individuals whose skills are critical to the current and long-term success of the Company.

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We pay competitively. The compensation program is designed to be competitive relative to the compensation provided by peer group companies. We generally consider market median compensation for our peer group and from certain competitive survey data when negotiating the employment agreements of our named executive officers and assessing the competitiveness of executive compensation levels.

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Retention is a key objective of the compensation program. Because the implementation of the Company’s business strategy requires long-term commitments on the part of the named executive officers, and because competition for top talent is intense in the Company’s industry, retention is a key objective of the compensation program.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances stockholder value and is a fundamental objective of the Company’s compensation program.

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We reward attainment of established goals. The compensation program is designed to reward the named executive officers for attaining established goals that require the dedication of their time, effort, skills and business experience to the success of the Company and the maximization of stockholder value.

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Performance-based annual incentive compensation is a key component of our compensation program. Annual performance is rewarded through performance-based annual incentive compensation, and is based on our financial results in the applicable fiscal year measured principally by the Company’s consolidated EBIT (earnings before interest and taxes) and the Company’s and/or relevant business segment’s EBITDA (earnings before interest, taxes, depreciation and amortization), each as adjusted as described below, if applicable, as well as each individual named executive officer’s contribution to those results.

We Align Pay to Business Objectives and Long-Term Strategy. The compensation program is designed to reward and motivate the named executive officers’ individual and team performance in attaining business objectives and maximizing stockholder value. Compensation decisions are based on the principle that the long-term interests of the named executive officers should be aligned with those of the Company’s stockholders.

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We grant incentive awards recognizing that the Company is undergoing a transition. Each of our three businesses—retail, college and digital—is currently undergoing significant transitions, and our stock price has experienced volatility relating to such transitions and the overall environment in our industry. The Compensation Committee therefore believes that awarding annual incentives with focused goals provides greater control over the incentives created for the Company’s named executive officers (and employees generally) than would a regular annual long-term equity incentive program.

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We grant long-term equity incentive awards on a case-by-case basis. While we have not established a regular annual long-term equity incentive award program, we primarily use equity incentive awards as a recruitment and retention incentive and to align the interests of our named executive officers with stockholder interests. In determining to grant long-term equity incentive awards, the Compensation Committee generally considers similar awards granted by our peers with whom we compete for key talent, as well as the necessary means to ensure stockholder alignment and the retention of our executives during this critical period as the Company implements its business strategy.

Pay Mix

Compensation for our named executive officers is weighted towards at-risk variable compensation, where actual amounts earned may differ from target amounts. Each of our named executive officers has a target performance-based annual incentive compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice. In addition, each of our named executive officers may, from time to time, receive long-term equity compensation awards that ultimately deliver value based on the returns realized by our stockholders, aligning the executive’s interests with those of our stockholders.

In Fiscal 2014, as the following chart demonstrates, the targeted total direct compensation of our Chief Executive Officer and our other named executive officers, as a group, was approximately 88% and 67%, respectively, variable and at-risk.

Say On Pay Results

At the Fiscal 2013 annual meeting of stockholders of the Company that was held on September 10, 2013, the stockholders approved, on an advisory basis, the Fiscal 2013 compensation of the Company’s named executive officers, which is commonly referred to as a “say-on-pay” proposal, by an affirmative vote of over 80% of the votes cast on the proposal. In light of the vote result, we will continue to focus on aligning pay with the achievement of short- and long-term financial and strategic objectives and building stockholder value. We will also continue to communicate regularly with our largest stockholders to obtain valuable feedback on the Company’s compensation programs and governance practices.

Process for Determining Named Executive Officer Compensation

Roles of the Compensation Committee and Management in Compensation Decisions for the Named Executive Officers

The Compensation Committee has responsibility for establishing, implementing and overseeing the Company’s compensation program for the named executive officers, and reviews and approves the Company’s compensation philosophy and objectives and the compensation of the named executive officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive

Officer’s compensation, evaluates his performance in light of those goals and objectives and determines and approves his compensation level based on this evaluation. The Compensation Committee also annually reviews and approves the annual base salary levels, the performance-based annual incentive opportunity levels, the long-term incentive opportunity levels, the employment and severance agreements and any special or supplemental benefits, in each case as, when and if appropriate, for each of the executive officers of the Company and any other executives of the Company earning a base salary of $400,000 or more. In addition, the Compensation Committee annually reviews and makes recommendations to the Board with respect to the compensation programs and policies applicable to the Company’s directors and officers, including incentive compensation plans and equity-based plans, and approves all new incentive plans and major benefit programs. The Compensation Committee also administers the Company’s equity incentive plan.

The Compensation Committee annually reviews the performance of each of the Executive Chairman and the Chief Executive Officer. The Executive Chairman and the Chief Executive Officer annually review the performance of each of the other named executive officers. Their compensation recommendations following these reviews are presented to the Compensation Committee, together with the Executive Chairman’s compensation recommendations with respect to the Chief Executive Officer. The Executive Chairman’s compensation is determined exclusively by the Compensation Committee and the Executive Chairman and the Chief Executive Officer do not make recommendations regarding their own compensation. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package afforded by the Company to the named executive officers. In accordance with the Company’s compensation philosophy and objectives, the Compensation Committee considers the compensation package provided to each of the named executive officers in light of: (a) the Company’s business performance; (b) each named executive officer’s experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions and (e) compensation provided by the Company’s peers. When approving equity awards, the Compensation Committee considers the size and vesting schedule of outstanding awards. Based on its judgment and expertise, the Compensation Committee may exercise its judgment to modify any or all recommended elements of compensation or awards to the named executive officers.

Retention of Consultants

The Compensation Committee has retained an independent compensation consultant. In order to ensure that the consultant’s advice to the Compensation Committee remains objective and is not unduly influenced by the Company’s management, the consultant reports to and takes direction from the Compensation Committee itself and not from the Company’s management. With the consent of the Compensation Committee, the consultant may contact the Company’s management for information necessary to fulfill its assignments, such as information regarding personnel responsibilities and salaries. The consultant may also, and frequently does, provide reports and presentations to and on behalf of the Compensation Committee that management also receives. Management’s contact with the compensation consultant in this regard is at the Compensation Committee’s direction. All decisions with respect to the amount and form of director and executive compensation are made by the Compensation Committee alone, subject to the approval of the full Board with respect to the compensation of the directors, and may reflect factors and considerations other than the information and advice provided by the compensation consultant.

In Fiscal 2014, the Compensation Committee continued the engagement of Cook & Co., an independent nationally recognized compensation consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. During Fiscal 2014, Cook & Co. provided assistance on the operation of the performance-based annual incentive compensation program, grants of long-term equity incentive awards, the terms and provisions of the Chief Executive Officer’s new employment agreement, offers for senior executive new hires and drafting proxy disclosures. In addition, Cook & Co. provided advice on director compensation and director stock ownership guidelines. Cook & Co. does not provide other services to the Company in addition to providing compensation consulting services to the Compensation Committee. The

Compensation Committee has assessed the independence of Cook & Co., as required by both the SEC rules and the New York Stock Exchange Listing Standards, and concluded that no conflict of interest exists with respect to its services to the Compensation Committee.

Review of Competitiveness

Compensation Peer Group. During Fiscal 2014, the Compensation Committee reviewed the competitive pay analysis conducted during Fiscal 2013, using the same 20-company peer group (“Compensation Peer Group”). As shown in the table below, the peer group consists of a mix of specialty and internet retail companies as well as technology companies aligned with the Company’s digital business strategy. The Compensation Committee recognizes that a number of the companies in the table below have ceased to be independent publicly traded companies in connection with recent transactions, and has developed a new peer group for Fiscal 2015.

Compensation Peer Group

Adobe Systems Incorporated	Netflix, Inc.
Bed Bath & Beyond, Inc.	Office Depot, Inc.
Dick’s Sporting Goods, Inc.	OfficeMax, Inc.
eBay Inc.	priceline.com Incorporated
Expedia, Inc.	Radio Shack, Corp.
The Gap, Inc.	BlackBerry Limited
Intuit Inc.	SanDisk Corporation
Limited Brands, Inc.	Western Digital Corporation
Motorola Mobility Holdings, Inc.	Williams-Sonoma, Inc.
NCR Corporation	Yahoo! Inc.

In addition, the Compensation Committee considers market information based on technology industry survey data from Radford, an Aon Hewitt company, and general industry survey data from Cook & Co. (together, “Competitive Survey Data”). In Fiscal 2014 the Compensation Committee considered Competitive Survey Data generated in Fiscal 2013. Depending on the position being analyzed, the Radford Global Technology Survey included between 20 and 26 company participants, and the general industry survey data included between six and 86 company participants. The surveys do not provide sufficient detail to identify which survey company participants provided data for each position analyzed. All survey data are sized to be appropriate for the Company’s annual revenue when the analysis was conducted.

Competitiveness. The Compensation Committee does not set percentile goals for its executive compensation relative to any peer group. However, the Compensation Committee generally considers market median compensation for the Compensation Peer Group and the Competitive Survey Data when negotiating the employment agreements of certain named executive officers and assessing the competitiveness of executive compensation levels.

Competitive market data is just one factor that the Compensation Committee considers in determining compensation levels for the named executive officers. In addition, the Compensation Committee considers: (a) the Company’s business performance; (b) each named executive officer’s job responsibilities, experience, prior performance and anticipated future performance; (c) relative compensation among the named executive officers; (d) industry-wide business conditions and (e) the recommendations of the Executive Chairman and the Chief Executive Officer; however, the Chairman and Chief Executive Officer do not make recommendations with respect to their own compensation. In Fiscal 2014, the compensation of the named executive officers was determined by taking into account the terms and conditions of their respective employment agreements, their respective principal job responsibilities and their roles in managing the Company’s retail, college and digital businesses, as applicable. In addition, with regard to the long-term equity incentive award granted to Mr. Roberts, the Compensation Committee considered the degree to which Mr. Roberts played a vital role in the achievement of the Company’s strategic goals in Fiscal 2014 as well as the degree to which the Company will depend on his skills, knowledge and experience as it moves forward with its transformation.

A portion of the compensation of the named executive officers in Fiscal 2014 was based on the terms and conditions of their employment agreements or offer letters. Each of Messrs. Huseby and Lindstrom’s new employment agreement, and Mr. Veerina’s offer letter, was executed in Fiscal 2014. Messrs. Klipper and Riggio’s agreements were executed in Fiscal 2010 and Mr. Roberts’ agreement was executed in Fiscal 2009. In determining the compensation provided in Mr. Huseby’s new employment agreement, the Compensation Committee considered the market median of chief executive officer-level compensation in the Compensation Peer Group and market information based on Competitive Survey Data described above. The Compensation Committee also considered Mr. Huseby’s experience as President of the Company and Chief Executive Officer of NOOK Media LLC since July 2013, as well as his prior role as the Company’s Chief Financial Officer beginning in March 2012. With respect to Mr. Lindstrom’s new employment agreement, the Compensation Committee considered Mr. Lindstrom’s prior experience as the Company’s interim Chief Financial Officer between October 2011 and March 2012 and his successful performance as Chief Financial Officer of the Company since July 2013, as well as the employment terms of the Company’s prior Chief Financial Officers. Similarly, in determining the compensation provided under Mr. Veerina’s offer letter, the Compensation Committee considered survey data of chief operating officer-level compensation for companies in the San Francisco Bay Area, as well as Mr. Veerina’s talent and prior experience, the importance of hiring skilled management focused on enhancing the value of the Company’s digital business and the level of compensation necessary to incentivize him to accept this role. In determining the compensation provided under Mr. Klipper’s employment agreement, the Compensation Committee considered the market median compensation of both chief operating officers and the second-highest paid executive in each company in its then-used 12-company peer group of retail companies and, in, determining compensation paid to Messrs. Klipper and Roberts in Fiscal 2014, also looked to the median compensation for executives with similar roles according to market information based on Competitive Survey Data presented to the Compensation Committee members and the significance of each executive’s job responsibilities.

Key Elements of Compensation in Fiscal 2014

Consistent with the Compensation Committee’s compensation philosophy and objectives, the following elements make up the compensation of the named executive officers:

•	Base Salary

•	Performance-Based Annual Incentive Compensation

•	Long-Term Equity Incentive Awards

•	Retirement, Other Benefits and Limited Perquisites

Base Salaries

The Company pays its named executive officers a base salary to provide them with a guaranteed minimum compensation level for their annual services. A named executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is a component of total direct compensation, which is reviewed periodically for competitiveness relative to the total direct compensation paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities, as discussed above.

In Fiscal 2014, in connection with their assumption of the roles of Chief Executive Officer and Chief Financial Officer and the execution of their respective employment agreements, the Compensation Committee approved salary increases for each of Messrs. Huseby and Lindstrom. In addition, in Fiscal 2014 the Compensation Committee approved merit-based salary increases for Messrs. Klipper and Roberts in connection with the performance of the retail and college business segments.

The table below sets forth the base salaries of each named executive officer as of the end of Fiscal 2014 and Fiscal 2013, taking into account the increases in connection with the execution of new employment agreements and excluding Mr. Veerina, whose employment as Chief Operating Officer of the Company’s digital business commenced in September 2013, at an annual base salary of $600,000, and Mr. Lynch, whose employment terminated during the first quarter of Fiscal 2014.

	Base Salaries
Executive Name	Final Base Salary in Fiscal 2013	Final Base Salary in Fiscal 2014
Michael P. Huseby	$850,000	$1,200,000
Allen W. Lindstrom	$400,000	$500,000
Mitchell S. Klipper	$927,000	$1,064,080
Max J. Roberts	$725,000	$783,000
Leonard Riggio	$100,000	$100,000

Performance-Based Annual Incentive Compensation

Overview. In Fiscal 2014, each of the named executive officers was granted performance-based annual incentive compensation awards with a target payout opportunity expressed as a percentage of annual salary. These incentive compensation awards were structured so that achievement of an Adjusted EBIT target was required for eligibility for any payout of the awards, with a maximum potential payout of 117% of the target payout. Actual payout levels were then determined based on the achievement of Company and business segment EBITDA or Adjusted EBITDA goals as well as individual goals.

Each of Messrs. Huseby, Lindstrom, Klipper and Roberts was granted performance-based annual incentive compensation awards in the form of cash-settled performance units, payable in accordance with the Amended and Restated 2009 Incentive Plan, and subject to achievement of a corporate performance target of adjusted earnings before interest and taxes (“Adjusted EBIT”)2. The amounts that Messrs. Huseby, Lindstrom, Klipper and Roberts were eligible to receive were further subject to a combination of Company-wide or business segment EBITDA or Adjusted EBITDA and individual targets. Because Mr. Riggio’s compensation is not subject to certain tax deduction limitations, his performance-based annual incentive compensation was not structured in the form of performance units, but was based solely on achievement of Company-wide EBITDA goals.

[2]	“Adjusted EBIT” is defined as the Company’s income from ongoing operations (excluding income on investments and foreign currency gains) on a consolidated basis, before deduction of interest payments and income taxes, as reported in the Company’s income statement for Fiscal 2014, and prior to accrual for amounts paid under the Fiscal 2014 performance unit awards and adjusted to exclude the effects of charges for (a) restructurings, discontinued operations, acquisitions, divestitures, debt restructuring or early repayment, inventory or asset write-downs, severance costs incurred in connection with any restructuring, divestiture or reorganization, extraordinary items and other unusual or non-recurring items, (b) any event either not directly related to the operations of the Company or not within reasonable control of the Company’s management, (c) the cumulative effect of tax or accounting changes or restatement, (d) any costs or expenses related to any effort to prepare for or implement a complete separation of NOOK Media LLC and (e) non-routine litigation expenses such as shareholder derivative actions.

Threshold Performance Requirement. The performance units granted to each of Messrs. Huseby, Lindstrom, Klipper and Roberts had an Adjusted EBIT target of negative $178,276,000, which was established by the Compensation Committee in consultation with the Executive Chairman and the Company’s compensation consultant during the first quarter of Fiscal 2014, and was set to ensure a minimum level of performance for payment of annual incentives. The target level for Adjusted EBIT was a negative number because our digital business was expected to have significant cash flow requirements in Fiscal 2014.

The Compensation Committee considers Adjusted EBIT to be an appropriate performance metric for performance units because it reflects the financial performance of the Company and aligns performance-based annual incentive compensation with the interests of stockholders. Following the close of Fiscal 2014, the Compensation Committee certified that the Company had achieved the Adjusted EBIT goal, which enabled the Compensation Committee to award annual incentive compensation to Messrs. Huseby, Lindstrom, Klipper and Roberts. The Compensation Committee then applied the Company and business segment EBITDA or Adjusted EBITDA goals and individual performance goals, as discussed further below, to determine the actual payment amounts.

Fiscal 2014 Performance-Based Incentive Compensation Metrics. In establishing the target payout levels of Fiscal 2014 annual performance-based incentive compensation, the Compensation Committee conducted an analysis that took into consideration each of the covered named executive officer’s prior performance and anticipated future performance and the responsibilities of each named executive officer, both within the Company and as compared to the responsibilities of similarly situated executives in the Compensation Peer Group. The Compensation Committee also considered the payout necessary to achieve the level of target cash compensation and total direct compensation that the Compensation Committee determined was necessary to incentivize and retain each of these named executive officers.

During the second quarter of Fiscal 2014, the Compensation Committee chose Consolidated EBITDA as the Company-wide performance metric in order to incentivize the named executive officers to work together to advance the Company’s continuing efforts to realize operational efficiencies and to provide a superior and seamless experience for customers. Additionally, to reflect the fact that certain of the Company’s named executive officers maintain a primary focus in one or more of the Company’s business segments, the Compensation Committee chose to allocate a percentage of such executive’s overall award opportunity to EBITDA or Adjusted EBITDA calculated with respect to a particular business segment. The Compensation Committee established targets for the various performance metrics based on the Company’s prior year’s performance, the Board’s expectations for future performance and the Compensation Committee’s desire to appropriately motivate the executives. In addition, each of our named executive officer’s performance-based annual incentive compensation opportunity is subject to achievement of individual performance goals established by the Compensation Committee at the beginning of Fiscal 2014.

Set forth below is a chart showing the various performance metrics that comprise each of our Named Executive Officers’ annual award opportunity and their weighting relative to the executive’s total award opportunity.

Executive	Percentage of Overall Award Opportunity
	Consolidated EBITDA	Retail EBITDA	Digital Adjusted EBITDA	College Adjusted EBITDA	Individual Performance Goals
Michael P. Huseby	25%	—	25%	—	50%
Allen W. Lindstrom	25%	—	—	—	75%
Mitchell S. Klipper	25%	50%	—	—	25%
Max J. Roberts	25%	—	—	50%	25%
Leonard Riggio	100%	—	—	—	—

“Consolidated EBITDA” is calculated by adding Depreciation and Amortization to Operating Income/(Loss) as reported in the Company’s audited financial statements.

“Retail EBITDA” is defined and determined in the same manner as Consolidated EBITDA, but only with respect to the Company’s retail operating segment.

“Digital Adjusted EBITDA” is defined and determined in the same manner as Consolidated EBITDA, but only with respect to the Company’s digital operating segment, and adjusted to exclude certain asset impairment charges.

“College Adjusted EBITDA” is defined and determined in the same manner as Consolidated EBITDA, but only with respect to the Company’s college operating segment, and adjusted to exclude the current year LIFO inventory accounting benefit.

Mr. Huseby. The Compensation Committee set the target payout percentage for Mr. Huseby at 200% of base salary, with a maximum payout percentage with respect to each applicable EBITDA or Adjusted EBITDA target of 117% of target. While Mr. Huseby currently serves as the Chief Executive Officer of the Company, during most of Fiscal 2014 he served as the Company’s President and as the Chief Executive Officer of the Company’s digital business. Mr. Huseby’s performance-based annual incentive compensation, which was established in early Fiscal 2014, was therefore structured to be based 25% on Consolidated EBITDA, 25% on Digital Adjusted EBITDA and 50% on individual performance goals.

Mr. Lindstrom. The Compensation Committee set the target payout percentage for Mr. Lindstrom at 75% of base salary, with a maximum payout percentage with respect to the achievement of the Consolidated EBITDA target of 117% of target. Given Mr. Lindstrom’s overall responsibility for the Company, his Fiscal 2014 performance-based annual incentive compensation was structured to be based 25% on Consolidated EBITDA and 75% on individual performance goals.

Mr. Klipper. The Compensation Committee set the target payout percentage for Mr. Klipper at 150% of base salary, with a maximum payout percentage with respect to the achievement of each EBITDA target of 117% of target. Based on the importance of Mr. Klipper’s leadership to both the Company’s retail business and the Company’s overall consolidated performance, Mr. Klipper’s Fiscal 2014 performance-based annual incentive compensation was structured to be based 25% on Consolidated EBITDA, 50% on Retail EBITDA and 25% on individual performance goals.

Mr. Roberts. The Compensation Committee set the target payout percentages for Mr. Roberts at 100% of base salary, with a maximum payout percentage with respect to each applicable EBITDA or Adjusted EBITDA target of 117% of target. Given Mr. Roberts’ responsibility for the Company’s college business, including the scope of his duties and his individual capacity to affect the overall performance of the college business, Mr. Roberts’ performance-based annual incentive compensation was structured to be based 25% on Consolidated EBITDA, 50% on College Adjusted EBITDA and 25% on individual performance goals.

Mr. Riggio. Mr. Riggio was eligible for Fiscal 2014 performance-based annual incentive compensation with a target payout percentage of 150% of base salary and a maximum payout percentage of 117% of target, based solely on the attainment of the Consolidated EBITDA target.

Fiscal 2014 Performance Targets and Results. Set forth below are charts showing the payout scale on which the Consolidated EBITDA and business segment EBITDA or Adjusted EBITDA portion of annual incentive compensation was based.

Level of Achievement of Consolidated EBITDA Target	Payout Percentage (% of Target Payout)	Level of Achievement of Segment EBITDA or Adjusted EBITDA Targets (1)	Payout Percentage (% of Target Payout)
0% – less than 50%	0%	0% – less than 84%	0%
50% – less than 75%	25%	84% – less than 88%	50%
75% – less than 100%	62.5%	88% – less than 92%	75%
100% – less than 112.5%	100%	92% – less than 108%	100%
112.5% – less than 125%	108.5%	108% – less than 112%	105%
125% or more	117%	112% or more	117%

(1)	This column reflects the payout scale on which the Retail EBITDA, Digital Adjusted EBITDA and College Adjusted EBITDA portions of annual incentive compensation were based.

Set forth below is a chart showing the target and actual EBITDA or Adjusted EBITDA results for the Company for Fiscal 2014. The chart also shows how the EBITDA or Adjusted EBITDA results correlate to a percentage of target and translate into a percentage of target pay.

EBITDA or Adjusted EBITDA	Target ($) (in millions)	Actual ($) (in millions)	% Target Achieved	% Target Pay
Consolidated	$148	$251	170%	117%
Retail	$288	$354	123%	117%
Digital	($231)	($189)	118%	117%
College	$ 91	$115	126%	117%

Fiscal 2014 Individual Performance Results. The Compensation Committee determined that the accomplishment of the Company’s strategic objectives during Fiscal 2014 and the operational challenges it faced, as well as the achievement of Consolidated EBITDA and segment EBITDA and Adjusted EBITDA goals at maximum levels, represented extraordinary work for the named executive officers and specifically with respect to the individual performance goals established under the performance units for each of Messrs. Huseby, Lindstrom, Klipper and Roberts. Additionally, the Compensation Committee noted that these named executive officers had exhibited strong leadership over the Company’s various operating business segments, taken important action during the year, and accomplished significant positive results, relating to, among other things, the long-term strategy of the Company’s digital, retail and college businesses which favored the Company’s long-term transition strategy and stockholder value creation. The Compensation Committee specifically determined that each of the named executive officers had achieved the individual performance goals discussed below.

Mr. Huseby. The Compensation Committee noted Mr. Huseby’s smooth transition to his role as Chief Executive Officer, and the actions he had taken to improve strategic alignment amongst the Company’s businesses, as well as his continued support of the Chief Financial Officer in cultivating key relationships as well as with related financial matters. The Compensation Committee also considered Mr. Huseby’s role in advancing strategic initiatives and actively assessing strategic partner alternative arrangements, as well as his success in building the confidence of the Company’s investors. The Compensation Committee further noted Mr. Huseby’s actions with respect to the digital and college segments, including stabilizing the digital business through the execution of its plan to sell through excess inventory, hiring new digital segment senior management and rationalizing its cost structure while significantly reducing losses, among other measures taken to better position the digital business for strategic partnerships and financing opportunities, as well as generally improving the college segment’s outlook by highlighting the segment’s growth potential with the outside investor base.

Mr. Lindstrom. The Compensation Committee considered Mr. Lindstrom’s establishment and maintenance of organizational and internal controls to ensure timely and accurate reporting, internal and external, of financial information throughout Fiscal 2014. In addition, Mr. Lindstrom coordinated closely with senior operating management to better understand and manage the financial risks of the Company.

Mr. Klipper. The Compensation Committee focused on Mr. Klipper’s management of his team in the implementation of the Company’s new e-Commerce website, and his role in increasing Retail EBITDA by more than $70 million versus plan through his execution of the Company’s sales and merchandising initiatives as well as the implementation of controls over expenses in Fiscal 2014.

Mr. Roberts. The Compensation Committee noted that under Mr. Roberts’ leadership in Fiscal 2014, the College segment gained market share by opening 30 new store locations, equating to over $100 million in new business, as well as leading teams in the launch of Yuzu™, the Company’s digital education platform.

Taking into account these factors, the Compensation Committee determined that it was appropriate to pay out the individual performance goal-related portion of these named executive officers’ Fiscal 2014 performance units at 100% of target, in the case of each of Messrs. Huseby, Lindstrom and Roberts, and 116.67% of target, in the case of Mr. Klipper. In addition, the Compensation Committee determined to grant Mr. Klipper an additional $500,000 bonus in recognition of the extraordinary achievements of the Company’s retail business in Fiscal 2014, and in recognition of Mr. Klipper’s critical role as the Company continues to undergo significant transitions.

Fiscal 2014 Performance-Based Annual Incentive Compensation Payment Amounts. Set forth below is a chart showing target, maximum and actual annual performance-based incentive compensation under the performance units for each of Messrs. Huseby, Lindstrom, Klipper and Roberts and under the performance-based annual incentive compensation award for Mr. Riggio for Fiscal 2014.

Name	Target Payout as a % of Salary	Payout Range as a % of Target	Target Incentive Compensation Award	Maximum Award	Actual Award	Actual Award as a % of Target
Michael P. Huseby	200%	0-117%	$2,400,000	$2,808,000	$2,604,000	108.50%
Allen W. Lindstrom	75%	0-117%	$375,000	$438,750	$390,938	104.25%
Mitchell S. Klipper	150%	0-117%	$1,596,120	$1,867,460	$1,862,140	116.67%
Max J. Roberts	100%	0-117%	$783,000	$916,110	$882,833	112.75%
Leonard Riggio	150%	0-117%	$150,000	$175,500	$175,500	117.00%

Award to Mr. Veerina

Mr. Veerina’s employment as Chief Operating Officer of the Company’s digital business began during the second quarter of Fiscal 2014. As Mr. Veerina plays a key role in the Company’s digital business, his offer letter provides for his eligibility to participate in the Company’s performance-based annual incentive compensation program each year, with payments determined based 25% on the achievement of objectives determined by the Compensation Committee applicable to the Company’s digital business (in Fiscal 2014, Digital Adjusted EBITDA) and 75% on individual performance goals. During the negotiation of Mr. Veerina’s offer letter, the Compensation Committee determined that given Mr. Veerina’s skill and expertise and the importance of effective leadership to maximize the value of the digital business, a guaranteed bonus was appropriate to incentivize Mr. Veerina to accept the Company’s offer of employment. Pursuant to Mr. Veerina’s offer letter, Mr. Veerina is therefore entitled to a one-time sign-on bonus for Fiscal 2014 guaranteed at 100% of base salary, or $600,000, as well as an additional one-time sign-on bonus of $100,000.

Long-Term Equity Incentive Awards

The Company does not grant long-term equity incentive awards under a regular annual award program, and the Compensation Committee’s determinations with respect to such awards are made on an individual basis in connection with the recruitment or retention programs of key employees. When granting long-term equity incentive awards, the Company generally chooses to grant awards consisting of restricted stock and restricted stock units, to align the interests of the named executive officers with those of the Company’s stockholders, incentivize superior performance over time and foster retention based both on service-based vesting criteria and on the potential appreciation in the value of the underlying stock as a result of each named executive officer’s contributions to the Company. Awards vest according to a service-based vesting schedule. In determining the value of long-term equity incentive awards with which to compensate the named executive officers, the Compensation Committee considers the value of equity awards issued to similarly situated executives at companies in peer groups (as discussed above), the availability of equity for employee grants and the appropriate balance between cash and equity-based awards.

In light of the Company’s focus on strengthening and retaining its senior management team, the Compensation Committee determined to grant long-term equity incentive awards to Messrs. Huseby, Lindstrom, Roberts and Veerina in Fiscal 2014. Mr. Roberts received a grant of 200,000 restricted stock units, in connection with the Company’s broad-based key employee compensation program and because of significant retention concerns, including competitor recruitment of key employees and morale concerns arising from market uncertainties. Each of Messrs. Huseby, Lindstrom and Veerina received a grant of 450,000, 100,000 and 200,000 restricted stock units, respectively, in connection with the new employment agreements or offer letters executed by each executive with respect to their new leadership roles and to incentivize the executive to enter into his respective employment agreement or offer letter and better align his interests with stockholders, taking into account the value of equity awards issued to similarly-situated executives. In addition, Mr. Lynch received a grant of 275,846 restricted stock units on May 1, 2013, in connection with his March 7, 2013 employment agreement, which vested upon his termination of employment with the Company.

Other Components of Compensation

Retirement Benefits. Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides the Company’s named executive officers and other employees with a means for accumulating tax-deferred savings for retirement purposes. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Code, the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($17,500 for 2013), subject to a $5,500 increase for participants who are age 50 or older. The amount of the Company’s matching payments for each of the named executive officers is set forth in Note 7 to the Summary Compensation Table.

As of December 31, 1999, substantially all employees of the Company were covered under the Company’s Employees’ Retirement Plan (the “Retirement Plan”). The Retirement Plan is a defined benefit pension plan. As of January 1, 2000, the Retirement Plan was amended so that employees no longer earn benefits for subsequent service. The Retirement Plan was frozen to reduce financial volatility and transition the Company’s employees to a more customary defined contribution plan. Subsequent service continues to be the basis for vesting of benefits not yet vested at December 31, 1999, and the Retirement Plan will continue to hold assets and pay benefits.

The estimated pension benefits accrued by the named executive officers are set forth below in the table entitled “Pension Benefits.”

Limited Perquisites and Other Compensation. The Company does not have a formal program providing perquisites to its named executive officers. Instead, Messrs. Huseby, Lindstrom, Klipper and Roberts are (and while employed Mr. Lynch was) entitled to the limited perquisites (i.e., pertaining to supplemental life and disability insurance and a car allowance) set forth in their employment agreements. The Company provides perquisites to provide for the financial security of named executive officers and their families and to enhance their business efficiency.

The perquisites and other compensation received by the named executive officers are set forth in Note 7 of the Summary Compensation Table.

Severance and Change of Control Payments and Benefits. The employment agreement or offer letter, as applicable, of each of Messrs. Huseby, Lindstrom, Klipper, Roberts and Veerina provides for certain severance payments and benefits upon termination of employment by the Company without cause or by the named executive officer for good reason (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits were selected to provide these named executive officers with financial protection upon loss of employment in order to support our executive retention goals and to enable them to focus on the interests of the Company and its stockholders in the event of a potential change of control. When the agreements were entered into, the triggering events and amounts were considered to be competitive with severance protection being offered by other companies with whom we compete for highly-qualified executives.

The compensation that could be received by each of the named executive officers (or, in the case of Mr. Lynch, was received) upon termination or change of control is set forth in the Potential Payments Upon Termination or Change of Control Table.

Mr. Lynch’s employment with the Company terminated as of July 8, 2013, and he received salary and severance payments in Fiscal 2014 described in the terms of his employment agreement.

Clawback Policy. Awards granted under the Company’s Amended and Restated 2009 Incentive Plan may provide that such award will be canceled, or that a named executive officer or other employee will forfeit any gain realized on the vesting or exercise of such award or repay gain previously realized under such award, under certain circumstances, including in the event the Compensation Committee determines that the named executive officer or other employee engaged in fraud or other conduct contributing to a financial restatement or violated any Company clawback policy as in effect on the date the award was granted, or to the extent necessary to address the requirements of applicable law.

Stock Ownership Guidelines. The Compensation Committee approved stock ownership requirements for named executive officers and certain other executive officers effective as of June 2014, to encourage such executives to hold a meaningful stake in the Company and thereby demonstrate the alignment of their interests with shareholders. The ownership requirements are expressed as a multiple of base salary as follows:

Position	Multiple of Salary
Chief Executive Officer	3X
Chief Financial Officer	1X
Chief Executive Officer—Business Segments	1X
Other Named Executive Officers	1X

Each executive subject to such guidelines will provide a statement of Common Stock owned annually, and will be required to retain at least 50% of net shares of Common Stock received upon exercise of stock options or vesting of restricted stock or restricted stock units until the applicable stock ownership level has been achieved. Shares of Common Stock actually owned by the executive, beneficially owned shares held indirectly and shares held in the Company’s 401(k) Plan count toward compliance with these requirements.

Employment Agreements with the Named Executive Officers

For a summary of the material terms of the employment agreements with the named executive officers that affect the amounts set forth in the tables following this Compensation Discussion and Analysis, see the discussion in the “Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers” section of this Proxy Statement.

Tax Implications

In making its compensation determinations, the Compensation Committee considers the potential impact of Section 162(m) of the Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other highest-paid officers employed at the end of the fiscal year (other than the Chief Financial Officer) unless generally (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a committee of two or more outside directors, (c) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (d) the determining committee certifies that the performance goals were met. To be eligible to pay certain types of compensation on a deductible basis to its executives, the Company obtained stockholder approval for the Amended and Restated 2009 Incentive Plan, which provide for the payment of compensation in compliance with Section 162(m) of the Code, and the Compensation Committee administers those plans in a manner intended to comply with Section 162(m) of the Code. However, it is possible that one or more grants under these plans may not qualify as performance-based awards as may be determined by the Internal Revenue Service. Additionally, in certain circumstances, the Company may determine that it is in the best interests of the stockholders to pay awards or other compensation (including salaries) that do not qualify as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George Campbell Jr., Chair

Scott S. Cowen

William Dillard, II

David G. Golden

OTHER COMPENSATION RELATED INFORMATION

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (Discre- tionary) (2)	Stock Awards (3)	Stock Options (4)	Non-Equity Incentive Plan Compensation (5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Michael P. Huseby	2014	$997,208	$—	$6,637,500	$—	$2,604,000	$—	$41,025	$10,279,733
Chief Executive Officer	2013	$850,000	$1,275,000	$500,100	$—	$—	$—	$35,783	$2,660,883
	2012	$94,808	$—	$3,954,500	$—	$—	$—	$2,250	$4,051,558

Allen W. Lindstrom	2014	$489,615	$—	$1,488,000	$—	$390,938	$—	$22,387	$2,390,940
Chief Financial Officer	2013	$400,000	$—	$291,725	$—	$120,000	$—	$10,348	$822,073
	2012	$385,577	$10,000	$371,800	$334,250	$120,000	$—	$11,071	$1,232,698

Mitchell S. Klipper	2014	$1,008,895	$500,000	$—	$—	$1,862,140	$(7,710)	$43,664	$3,406,989
Chief Executive Officer Barnes & Noble Retail Group	2013	$927,000	$—	$—	$—	$2,088,068	$24,733	$43,482	$3,083,283
	2012	$921,808	$347,625	$1,549,160	$—	$—	$35,774	$43,282	$2,897,649

Max J. Roberts	2014	$788,019	$—	$2,952,000	$—	$882,833	$—	$31,119	$4,653,971
Chief Executive Officer	2013	$725,000	$—	$583,450	$—	$543,750	$—	$28,345	$1,880,545
Barnes & Noble College Booksellers

Mahesh Veerina	2014	$346,154	$700,000	$2,728,000	$—	$—	$—	$145	$3,774,299
President, NOOK
Consumer Business

Leonard Riggio	2014	$100,000	$—	$—	$—	$175,500	$11,814	$90	$287,404
Chairman	2013	$100,000	$—	$—	$—	$—	$(87)	$2,275	$102,188
	2012	$100,000	$37,500	$—	$—	$—	$5,587	$3,527	$146,614

William J. Lynch, Jr.	2014	$235,385	$—	$4,967,986	$—	$—	$—	$3,653,196	$8,856,567
Former Chief Executive Officer	2013	$1,200,000	$1,800,000	$—	$3,865,000	$630,000	$—	$31,228	$7,526,228
	2012	$1,142,308	$450,000	$3,098,340	$5,285,000	$—	$—	$32,750	$10,008,398

(1)	This column represents base salary earned.

(2)	This column represents discretionary bonuses paid. Discretionary bonuses were paid to each of Messrs. Klipper and Veerina in Fiscal 2014. Mr. Klipper was granted a discretionary bonus in recognition of his role in the extraordinary achievements of the Company’s retail business in Fiscal 2014. Pursuant to Mr. Veerina’s offer letter, he was entitled to an annual bonus for Fiscal 2014, which was guaranteed at 100% of his annual base salary, as well as an additional one-time sign-on bonus of $100,000. For a more complete description of the guaranteed bonus to Mr. Klipper, see discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2014— Performance-Based Annual Incentive Compensation” section of this Proxy Statement, and for a more complete description of the guaranteed bonus to Mr. Veerina, see discussions in the “Compensation Discussion and Analysis—Award to Mr. Veerina” section of this Proxy Statement.

(3)

This column represents the aggregate grant date fair value of stock awards granted in Fiscal 2014, Fiscal 2013 and Fiscal 2012, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). Refer to the “Grants of Plan-Based Awards in Fiscal 2014” table for information on awards made in Fiscal 2014. The assumptions used in calculating these amounts are set forth in Note 3 to the Company’s Financial Statements for the fiscal year ended May 3, 2014 which is located on pages F-50 and F-51 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer. Refer to the “Grants of Plan-Based Awards in Fiscal 2014” table for information on awards made in Fiscal

2014. The values reported in the columns represent the following awards granted to the Company’s named executive officers during Fiscal 2014: Mr. Huseby, 450,000 restricted stock units; Mr. Lindstrom, 100,000 restricted stock units; Mr. Roberts, 200,000 restricted stock units; Mr. Veerina, 200,000 restricted stock units and Mr. Lynch 275,846 restricted stock units. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2014, Long-Term Equity Incentive Awards” section of this Proxy Statement.

(4)	This column represents the aggregate grant date fair value of options granted in Fiscal 2013 and Fiscal 2012, computed in accordance with ASC 718. No options were granted to the named executive officers in Fiscal 2014. The assumptions used in calculating these amounts are set forth in Note 4 to the Company’s Financial Statements for the fiscal year ended May 3, 2014 which is located on pages F-50 and F-51 of the Company’s Form 10-K. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer. On December 9, 2011, the Compensation Committee approved a grant to Mr. Lynch of options to purchase 1,000,000 shares of Common Stock, which would vest 25% on December 9, 2013, 25% on December 9, 2014 and the remaining 50% on December 9, 2015. However, in the first quarter of Fiscal 2013, the Company subsequently determined that stock options with respect to 500,000 shares of Common Stock approved on December 9, 2011 were not validly granted pursuant to the 2009 Incentive Plan because they exceeded the limit on the number of stock options that may be granted to any individual participant within any 36-month period. Accordingly, the attempted grant of these excess stock options was ineffective, and they were never granted under the 2009 Incentive Plan. In order to rectify the situation, and in the interest of furthering the compensation objective of aligning pay to business objectives and long-term strategy, the Compensation Committee sought stockholder approval of an amendment to the 2009 Incentive Plan, that allowed an additional grant of stock options with respect to the 500,000 shares of common stock to Mr. Lynch to replace the options that were not granted under the 2009 Incentive Plan. This approval was received and a grant of 500,000 options was made to Mr. Lynch on September 11, 2012, which is reflected in the table above. The vesting schedule and other terms of the options granted on September 11, 2012 were identical to the vesting schedule of the excess options. The options granted to Mr. Lynch on December 9, 2011 and September 11, 2012 were forfeited in connection with Mr. Lynch’s termination of employment with the Company.

(5)	This column represents the dollar value of performance-based annual incentive compensation earned for performance in Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. For Fiscal 2014, the Company exceeded its performance targets under the performance-based annual incentive compensation awards granted to its named executive officers. For additional information, see the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2014, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(6)	This column represents the increase (decrease) in the actuarial present value of benefits and benefits paid under the Retirement Plan. Commencing in Fiscal 2014, for purposes of compliance with the minimum required distribution rules, Mr. Riggio received $14,558 in benefits under the Retirement Plan.

(7)	This column represents the value of all other compensation, as detailed in the table below:

	All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance	Life and AD&D Insurance	Car Allowance	401(k) Company Match	Relocation Costs	Severance	Total Other Income
Michael P. Huseby	2014	$13,086	$348	$18,000	$9,591	$—	$—	$41,025
Allen W. Lindstrom	2014	$—	$2,687	$7,500	$12,200	$—	$—	$22,387
Mitchell S. Klipper	2014	$3,205	$12,077	$18,000	$10,382	$—	$—	$43,664
Max J. Roberts	2014	$1,560	$1,230	$18,000	$10,329	$—	$—	$31,119
Mahesh Veerina	2014	$—	$145	$—	$—	$—	$—	$145
Leonard Riggio	2014	$—	$90	$—	$—	$—	$—	$90
William J. Lynch, Jr.	2014	$—	$58	$3,000	$—	$—	$3,650,138	$3,653,196

The Company compensates Messrs. Huseby, Lindstrom, Klipper, Roberts, Veerina, Riggio and Lynch taking into account the terms of their respective employment agreements, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about the named executive officers’ employment agreements, see the discussion below in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers—General Provisions” section of this Proxy Statement.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table accompanies the Summary Compensation Table and provides additional detail regarding grants of plan-based awards (such as equity award grants of restricted stock units and grants of cash-based performance units under the Amended and Restated 2009 Incentive Plan) during Fiscal 2014.

Grants of Plan-Based Awards in Fiscal 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)

		Target ($)	Maximum (2) ($)
Michael P. Huseby	2/7/2014	2,400,000	2,808,000	—	—	—	—
	1/7/2014	—	—	450,000	—	—	6,637,500

Allen W. Lindstrom	2/7/2014	375,000	438,750	—	—	—	—
	12/23/2013	—	—	100,000	—	—	1,488,000

Mitchell S. Klipper	2/7/2014	1,596,120	1,867,460	—	—	—	—

Max J. Roberts	2/7/2014	783,000	916,110	—	—	—	—
	2/7/2014	—	—	200,000	—	—	2,952,000

Mahesh Veerina	10/7/2013	—	—	200,000	—	—	2,728,000

Leonard Riggio	2/7/2014	150,000	175,500	—	—	—	—

William J. Lynch, Jr	5/1/2013	—	—	275,846	—	—	4,967,986

(1)	These columns represent the target payout level and maximum payout level for the performance units granted under the Amended and Restated 2009 Incentive Plan to Messrs. Huseby, Lindstrom, Klipper and Roberts and for the performance-based annual incentive compensation award to Mr. Riggio. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2014, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(2)	The maximum amounts shown in the column reflect values derived from each executive’s target incentive compensation percentage of salary. For additional information regarding the Company’s performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation in Fiscal 2014, Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

(3)	This column represents the number of shares of restricted stock units granted to Messrs. Huseby, Lindstrom, Roberts, Veerina and Lynch. The grant to Mr. Huseby vests one-third on October 7, 2014, one-third on October 7, 2015 and one-third on October 7, 2016, and the grants to Messrs. Lindstrom, Roberts and Veerina vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and one-third on the third anniversary of the date of grant. The grant to Mr. Lynch vested upon the termination of his employment with the Company.

(4)	This column represents the full grant date fair value of stock awards, computed in accordance with ASC 718, granted to Messrs. Huseby, Lindstrom, Roberts, Veerina and Lynch.

For additional information relevant to the awards that are shown in the above table (including a discussion of the performance criteria established and the actual payouts, if applicable, under such awards), please see the discussion in the “Compensation Discussion and Analysis—Key Elements of Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Agreements with the Named Executive Officers—General Provisions

The Company has entered into employment agreements or offer letters with each of the named executive officers, and the compensation of each of the named executive officers is based on their employment agreements as well as their job responsibilities. Effective as of January 7, 2014, the Company entered into an amended and restated employment agreement with Mr. Huseby, pursuant to which he assumed the role of Chief Executive Officer. Mr. Huseby was previously employed as Chief Financial Officer pursuant to an employment agreement dated as of March 9, 2012, and his amended and restated employment agreement supersedes, amends and restates his prior agreement. Mr. Huseby’s employment agreement will continue for a period of three years beginning on January 7, 2014, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Effective as of December 23, 2013, the Company entered into an employment agreement with Mr. Lindstrom, and the term of his employment will continue for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Lindstrom was not previously a party to an employment agreement. The terms of the employment agreement with Mr. Klipper commenced on March 17, 2010 and continued for a period of three years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Klipper’s employment agreement superseded his prior employment agreement, dated February 18, 2002, as amended. The terms of the employment agreement with Mr. Roberts commenced on September 30, 2009, and continued for a period of two years thereafter, and renew each year automatically for one year unless either party gives notice of non-renewal at least three months prior to automatic renewal. Mr. Roberts was not previously party to an employment agreement. Effective as of June 24, 2014, Mr. Roberts entered into an employment agreement with Barnes & Noble College Booksellers, LLC, which supersedes his employment agreement dated September 30, 2009. Mr. Veerina’s offer letter is dated September 30, 2013, and does not provide a specified term. Mr. Veerina was not previously an employee of the Company. The terms of the employment agreement with Mr. Riggio commenced on May 12, 2010 and continued for a period of one year, thereafter, and renews each year automatically for one year unless either party gives notice of non-renewal at least 90 days prior to automatic renewal. Mr. Riggio was not previously a party to an employment agreement. Mr. Lynch’s employment with the Company terminated as of July 8, 2013, and in Fiscal 2014 he received salary payments and certain limited perquisites based on the terms of his employment agreement with the Company, effective as of March 7, 2013.

Pursuant to their employment agreements or offer letters, the annual base salaries of Messrs. Huseby, Lindstrom, Klipper, Roberts, Veerina, Riggio and Lynch could be no less than $1,200,000, $500,000, $900,000, $700,000, $600,000,$100,000 and $1,200,000, respectively, during the terms of their employment. Mr. Huseby is entitled to a minimum target annual incentive compensation award of 200% of his base salary, Mr. Lindstrom is entitled to a minimum target annual incentive compensation award of 75% of his base salary, Messrs. Klipper and Riggio are entitled to minimum target annual incentive compensation awards of no less than 150% of their annual salaries, Mr. Roberts is entitled to a minimum target annual incentive compensation award of no less than 100% of his annual salary and Mr. Veerina is entitled to a guaranteed bonus payment of 100% of his annual salary in Fiscal 2014, as well as an additional one-time sign-on bonus of $100,000 (with respect to which Mr. Veerina will be required to reimburse the Company upon a termination by the Company for “cause” or a resignation by Mr. Veerina without “good reason” during his initial 12-month period of employment with the Company), and a minimum target annual incentive compensation award beginning in Fiscal 2015 of 100% of his annual salary. The employment agreements of each of Messrs. Huseby, Lindstrom, Roberts, Veerina and Riggio

also provide that they are eligible for grants of equity-based awards under the Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan, and each of Messrs. Huseby, Lindstrom, Veerina and Lynch received grants of 450,000, 100,000, 200,000 and 275,846 restricted stock units, respectively, in connection with the execution of his employment agreement or offer letter.

The employment agreements for Messrs. Huseby, Lindstrom, Klipper and Roberts also provide (and, in the case of Mr. Lynch, provided) for certain limited perquisites, including, in the case of Messrs. Huseby, Lindstrom, Klipper, Roberts and Lynch a $1,500 monthly car allowance, and, in the case of Messrs. Huseby, Lindstrom and Klipper, $2,500,000, $1,000,000, $1,000,000 and $1,000,000 of life insurance, respectively, and long-term disability (providing for monthly payments of $12,800) payable during the disability period through the earlier of death or the attainment of age 65. Each of the named executive officers is entitled to all other benefits afforded to executive officers and employees of the Company.

Under their respective employment agreements or offer letters with the Company, Messrs. Huseby, Lindstrom, Klipper, Roberts, Riggio and Lynch are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement, and in the case of Mr. Veerina, certain restrictive covenants regarding solicitation and confidentiality. The non-competition covenant applies during each executive’s employment and for the two-year period (in the case of Messrs. Huseby, Klipper, Roberts and Riggio) and one-year period (in the case of Messrs. Lindstrom and Lynch), following the executive’s termination of employment. The non-solicitation covenants apply during each executive’s employment and for the two-year period (in the case of Messrs. Huseby, Klipper, Roberts, Riggio and Lynch) or one-year period (in the case of Messrs. Lindstrom and Veerina) following the termination of his employment, and the confidentiality and non-disparagement covenants (other than in the case of Mr.  Veerina) apply during the term of each executive’s respective employment agreement and at all times thereafter.

Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits

The employment agreements of Messrs. Huseby, Lindstrom, Klipper, Roberts and Riggio provide that each such named executive officer’s employment may be terminated by the Company upon death or disability or for “cause”, and (except in the case of Mr. Riggio’s employment agreement) by the named executive officer without “good reason”. If the employment of Messrs. Huseby, Lindstrom, Klipper, Roberts or Riggio is terminated upon death or disability, by the Company for “cause” or by such named executive officer without “good reason”, the named executive officer is entitled to payment of base salary through the date of death, disability or termination of employment. Mr. Riggio’s employment agreement does not provide for any severance benefits. Mr. Huseby will additionally be entitled to a pro-rata bonus payment and pro-rata vesting of any then-outstanding equity awards upon a termination of his employment upon death or disability.

If the employment of Messrs. Huseby, Lindstrom, Klipper or Veerina is terminated by the Company without “cause” or by such named executive officer for “good reason”, such named executive officer is entitled, provided he signs a release of claims against the Company, to lump-sum severance equal to two times (or, in the case of Messrs. Lindstrom and Veerina, one times) the sum of (a) annual base salary, (b) the average annual incentive compensation paid to him with respect to the preceding three completed years (or, in the case of Mr. Huseby, such number of completed years beginning on May 1, 2013 and ending on the date of termination) and (c) the cost of benefits. In addition, the equity-based awards granted to Messrs. Huseby, Lindstrom and Klipper pursuant to their current (and, in the case of Mr. Huseby, prior) employment agreements would vest immediately upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason”, and the equity-based awards granted to Mr. Veerina pursuant to his offer letter would vest to the extent such awards would have vested in the 12-month period following termination. If the employment of Mr. Roberts is terminated by the Company without “cause” or by Mr. Roberts for “good reason,” Mr. Roberts is entitled, provided he signs a release of claims against the Company, to payment of one times his annual base salary in 12 monthly installments.

Mr. Lynch’s employment with the Company terminated as of July 8, 2013, and he received severance payments based on the terms of his employment agreement with the Company, effective as of March 7, 2013. Under the terms of his employment agreement, upon a termination without “cause” Mr. Lynch was entitled to receive lump-sum severance equal to two times the sum of (a) annual base salary, (b) the average annual incentive compensation paid to the named executive officer with respect to the preceding three completed years and (c) the cost of benefits. In addition, Mr. Lynch was entitled to accelerated vesting of the equity-based awards granted pursuant to his employment agreement.

If the employment of Messrs. Huseby, Lindstrom, Klipper, Roberts or Veerina is terminated by the Company without “cause” or by such named executive officer for “good reason” within two years (or, in the case of Messrs. Huseby, Lindstrom and Roberts, the remainder of the named executive officer’s term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, each of Messrs. Huseby, Lindstrom, Klipper and Veerina is entitled, regardless of whether he signs a release of claims against the Company, to lump-sum severance equal to three times (or, in the case of Mr. Lindstrom, two times, or in the case of Mr. Veerina, one and a half times) the sum of (a) annual base salary, (b) the average annual incentive compensation paid to the named executive officer with respect to the preceding three completed years (or, in the case of Mr. Huseby, such number of completed years beginning on May 1, 2013 and ending on the date of termination) and (c) the cost of benefits, and Mr. Roberts is entitled to lump-sum severance equal to two times his annual base salary. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, they would be reduced if such reduction would result in a greater after-tax benefit to the named executive officer.

Except as set forth below with respect to certain one-time grants made to Messrs. Huseby and Veerina, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated. Under the option award agreements, if the holder were terminated within 24 months following a change of control, then the unvested options underlying the award or substitute award would immediately vest. Furthermore, under the restricted stock award agreements, if the holder were terminated other than for “cause” within 24 months following a change of control, then the unvested shares of restricted stock underlying the award would immediately vest. Finally, under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest. Under the stock option and restricted stock award agreements executed under the 2004 Incentive Plan, “change of control” generally means any of the following: (a) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended; (b) a merger or consolidation of the Company with another company; or (c) a sale of substantially all of the assets of the Company to another company. Under the restricted stock, stock option and restricted stock unit award agreements executed under the 2009 Incentive Plan (prior to its amendment and restatement), “change of control” generally means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder. Under the restricted stock, stock option and restricted stock unit award agreements executed under the Amended and Restated 2009 Incentive Plan, “change of control” generally means any of the following: (a) during any period of 24 consecutive months, a change in the composition of a majority of the Company’s directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent directors; (b) the consummation of certain mergers or consolidations of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, following which the Company’s then current stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (c) the acquisition by a third party (other than Mr. Riggio and his affiliates) of 40% or more of the combined voting power of the then outstanding voting securities of the Company. Under the restricted stock and restricted stock unit award agreements, “cause” generally means (i) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the

Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (ii) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.

Each of the restricted stock unit awards granted to Messrs. Huseby and Veerina pursuant to his current (and, in the case of Mr. Huseby, prior) employment agreement or offer letter, as applicable, will vest upon a change of control.

The estimated payments to be made by the Company to the named executive officers in the event of a change of control are set forth below in the table entitled “Potential Payments Upon Termination or Change of Control.”

Employment Agreements with the Named Executive Officers—Defined Terms

“cause”, for purposes of the employment agreements generally means any of the following: (a) the named executive officer’s engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the named executive officer’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the named executive officer that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the named executive officer’s duties and responsibilities; (d) the named executive officer’s engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (e) the named executive officer’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the named executive officer’s job performance; (f) the named executive officer’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the named executive officer’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (g) the named executive officer’s material breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.

“change of control”, for purposes of the employment agreements, generally means any of the following: (a) the acquisition by any person or group (other than the named executive officer or his or her affiliates or Mr. Riggio or any of his heirs or affiliates) of 40% or more of the Company’s voting securities; (b) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Board; or (c) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Board.

“good reason”, for purposes of the employment agreements (other than Mr. Riggio’s, whose agreement does not have a good reason definition), generally means any of the following: (a) in the case of Messrs. Huseby, Lindstrom, Klipper and Veerina, a material diminution of authority, duties or responsibilities, or, in the case of Mr. Roberts, a material diminution of his duties or the authority, duties or responsibilities of the supervisor to whom he is required to report; (b) a greater than 10% reduction in base salary and, in the case of Mr. Huseby, a greater than 25% reduction in his annual target bonus or, in the case of Mr. Roberts, a material reduction in base salary, (c) the relocation of the Company’s principal executive offices outside of the New York City metropolitan area, or, in the case of Mr. Roberts, a relocation of more than 50 miles from both New York City and Basking Ridge, New Jersey, or, in the case of Mr. Veerina, a relocation of the Company’s principal executive offices to a location more than 50 miles from its current location; or (d) a failure by the Company to make material payments under the agreement. For purposes of Mr. Roberts’ agreement, “good reason” will only arise to the extent that the definition and the related termination satisfy the requirements of Section 409A of the Code.

Description of Plan-Based Awards

See the discussions in the “Compensation Discussion and Analysis—Key Elements of Compensation, Performance-Based Annual Incentive Compensation” section of this Proxy Statement and the “Compensation Discussion and Analysis—Key Elements of Compensation, Long-Term Equity” section of this Proxy Statement for a description of the non-equity incentive plan awards and equity based awards reported in the “Grants of Plan-Based Awards in Fiscal 2014” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by the Company’s named executive officers as of May 3, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR END

		Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
		Exercisable	Unexercisable
Michael P. Huseby	—	—	—		—	—	03/13/2012	137,500	$2,293,500
							03/05/2013	30,000	$500,400
							01/07/2014	450,000	$7,506,000
Allen W. Lindstrom	11/15/2011	8,750	26,250	(3)	$15.78	11/14/2021	05/23/2011	15,000	$250,200
							03/05/2013	17,500	$291,900
							12/23/2013	100,000	$1,668,000
Mitchell S. Klipper	06/14/2004	6,899	—		$22.98	06/13/2014	05/23/2011	83,333	$1,389,994
	03/18/2005	100,000	—		$31.96	03/17/2015
Max J. Roberts	11/15/2011	15,000	45,000	(3)	$15.78	11/14/2021	05/23/2011	16,251	$271,067
							03/05/2013	35,000	$583,800
							02/07/2014	200,000	$3,336,000
Mahesh Veerina	—	—	—		—	—	10/07/2013	200,000	$3,336,000
Leonard Riggio	—	—	—		—	—	—	—	—
William J. Lynch, Jr.	—	—	—		—	—	—	—	—

(1)	This column represents outstanding grants of shares of restricted stock or restricted stock units. Set forth in the table below are the remaining vesting dates of all unvested restricted stock or restricted stock unit awards:

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Dates
Michael P. Huseby	03/13/2012	137,500	3/13/2015
	03/05/2013	30,000	25% on 03/05/2015, 25% on 03/05/2016 and 50% on 03/05/2017
	01/07/2014	450,000	33.33% on 10/1/2014, 33.33% on 10/1/2015 and 33.33% on 10/1/2016
Allen W. Lindstrom	05/23/2011	15,000	25% on 05/23/2014 and 50% on 05/23/2015
	03/05/2013	17,500	25% on 03/05/2015, 25% on 03/05/2016 and 50% on 03/05/2017
			33.33% on 12/23/2014, 33.33% on
	12/23/2013	100,000	12/23/2015 and 33.33% on 12/23/2016
Mitchell S. Klipper	05/23/2011	83,333	50% on 05/23/2014 and 50% on 05/23/2015
Max J. Roberts	05/23/2011	16,251	25% on 05/23/2014 and 50% on 05/23/2015
	03/05/2013	35,000	25% on 03/05/2015, 25% on 03/05/2016 and 50% on 03/05/2017
			33.33% on 2/7/2015, 33.33% on 2/7/2016
	02/07/2014	200,000	and 33.33% on 2/7/2017
			33.33% on 10/7/2014, 33.33% on 10/7/2015
Mahesh Veerina	10/07/2013	200,000	and 33.33% on 10/7/2016
Leonard Riggio	—	—	—
William J. Lynch, Jr.	—	—	—

(2)	Market values have been calculated using a stock price of $16.68 (closing price of the Company’s common stock on May 2, 2014, the last trading day of Fiscal 2014).

(3)	Granted on November 15, 2011, with shares vesting in the following installments: 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2014

		Option Awards		Stock Awards
Name	Fiscal Year	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Michael P. Huseby	2014	—	—	137,500	2,942,500
Allen W. Lindstrom	2014	—	—	5,399	117,932
Mitchell S. Klipper	2014	—	—	1,930	27,001
Max J. Roberts	2014	—	—	5,416	121,698
Mahesh Veerina	2014	—	—	—	—
Leonard Riggio	2014	—	—	724	10,129
William J. Lynch, Jr	2014	—	—	275,846	4,871,440

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mitchell S. Klipper	Retirement Plan	11.25	$181,818	—
Leonard Riggio	Retirement Plan	8	$150,829	$14,558

Effective as of January 1, 2000, the Retirement Plan, a tax-qualified defined benefit plan that had covered substantially all of the Company’s employees, was amended to “freeze” benefits. Accordingly, participants as of December 31, 1999 no longer earned benefits for service with the Company and no new employees became participants in the Retirement Plan after that date. Service with the Company after December 31, 1999 continues to be taken into account for determining whether participants are vested in their accrued benefits on December 31, 1999, if they were not vested on that date. The Retirement Plan continues to pay benefits in accordance with its provisions as in effect on December 31, 1999.

A participant’s annual benefit payable at normal retirement age (65) is equal to the sum of:

(a) 0.7% of the participant’s five-year average annual pay up to the Social Security-covered compensation limit, multiplied by the participant’s years of credited service; and

(b) 1.3% of the participant’s five-year average annual pay in excess of Social Security-covered compensation limit, multiplied by the participant’s years of credited service.

For purposes of the Retirement Plan, pay is the sum of the participant’s base compensation, overtime, incentive compensation and commissions. Pay under the Retirement Plan does not include any amounts paid on or after January 1, 2000, and is limited to the maximum amount permitted under the Code for 1999 ($160,000) and previous years.

The calculation of the present value of accumulated benefit shown in the “Pension Benefits” table assumes a discount rate of 4.25% and mortality under the RP-2000 Mortality Table with projections for April 30, 2013.

Benefits under the Retirement Plan are generally not payable as a lump sum; they are paid as a monthly annuity for the life of the retiree. Participants who retire at the later of age 65 or the completion of five years of service receive an unreduced benefit. Participants may elect early retirement with reduced benefits after attaining age 55 and completing five years of vesting service. An immediate benefit is payable at early retirement equal to the normal retirement benefit, reduced by an annual reduction factor of 6-2/3% for each of the first five years and 3-1/3% for each of the next five years that payment commences prior to age 65.

Participants may elect payment in the form of a 50%, 75% or 100% joint and survivorship annuity or in the form of a ten-year certain and life annuity. Election of these payment forms will result in a lower annuity payment during the retiree’s life.

Potential Payments Upon Termination or Change of Control (1)

Event	Michael P. Huseby	Allen W. Lindstrom	Mitchell S. Klipper	Max J. Roberts	Mahesh Veerina	Leonard Riggio (4)	William J. Lynch, Jr. (2)
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment (3)	$6,353,213	$742,591	$5,424,386	$783,000	$1,317,631	$—	$3,650,138
Accelerated equity-based awards (5)	$9,799,500	$1,668,000	$—	$—	$1,112,000	$—	$4,843,856

Total	$16,152,713	$2,410,591	$5,424,386	$783,000	$2,429,531	$—	$8,493,994
Death
Accelerated equity-based awards (5)	$10,299,900	$2,210,100	$1,389,994	$4,190,867	$3,336,000	$—	$—
Health benefits (6)	$4,783	$4,783	$4,783	$1,533	$4,433	$1,533	$—

Total	$10,304,683	$2,214,883	$1,394,778	$4,192,399	$3,340,433	$1,533	$—
Disability
Accelerated equity-based awards (5)	$10,299,900	$2,210,100	$1,389,994	$4,190,867	$3,336,000	$—	$—
Health benefits (7)	$8,358	$8,358	$8,358	$5,772	$7,690	$5,772	$—

Total	$10,308,258	$2,218,458	$1,398,352	$4,196,639	$3,343,690	$5,772	$—
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment (5)	$9,529,819	$1,485,183	$8,136,579	$1,566,000	$1,976,296	$—	$—
Accelerated equity-based awards (5)	$10,299,900	$2,241,600	$1,389,994	$4,244,867	$3,336,000	$—	$—

Total	$19,829,719	$3,726,783	$9,526,574	$5,810,867	$5,312,296	$—	$—

(1)	The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $16.68 (closing price of the Company’s common stock on May 2, 2014, the last trading day of Fiscal 2014) and include all outstanding grants through the assumed termination date of May 2, 2014. Actual value will vary based on changes in the Company’s common stock price.

(2)	For Mr. Lynch, amounts in the table below reflect the severance benefits he received upon the termination of his employment with the Company, effective as of March 7, 2013.

(3)	In the case of Messrs. Huseby, Lindstrom, Klipper, Veerina and Lynch, cash severance is equal to the sum of (i) the named executive officer’s annual base salary, (ii) the average of annual incentive compensation actually paid (or, in the case of Mr. Huseby, guaranteed) to the named executive officer with respect to the three completed years preceding the date of termination and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: two times (or, in the case of Messrs. Lindstrom and Veerina, one times) for non- change of control and three times (or, in the case of Mr. Lindstrom, two times, or, in the case of Mr. Veerina, one and a half times) for change of control. In the case of Mr. Roberts, cash severance is equal to one times base salary for non-change of control and two times base salary for change of control.

(4)	Mr. Riggio’s employment agreement does not provide for any severance payments. Accordingly, any severance payments would be provided at the Board’s discretion.

(5)

This row represents the value of unvested restricted stock and restricted stock unit awards that would automatically vest upon a termination due to death or disability and the value of unvested restricted stock, stock options and restricted stock unit awards upon a termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason other than “good reason,” each restricted stock, stock option and restricted stock unit award will be forfeited. Furthermore, except as provided below, in the event of (i) a termination within 24 months following a change of control, provided that the termination is other than for “cause,” each restricted stock award will immediately vest, (ii) a termination within 24 months following a change of control, each stock option will immediately vest, (iii) a termination at any time following a change of control, also provided the termination is other than for “cause,” each restricted stock unit award will immediately vest and (iv) the holder’s death or disability, each restricted stock and restricted stock unit award will immediately vest and each option will be forfeited, unless otherwise determined by the Compensation Committee. The restricted stock units granted to Messrs. Huseby, Lindstrom and Klipper pursuant to their current (and, in the case of Mr. Huseby, prior) employment agreements vest immediately upon a termination without “cause” or by the named executive officer for “good reason” and, in the case of Mr. Huseby, upon a change in control, and the restricted stock units granted to Mr. Veerina pursuant to his offer letter vest to the extent such awards would have vested in the 12-month period following termination upon a termination without “cause” or by Mr. Veerina for “good reason” and upon a change in control. In addition, the equity awards granted to Mr. Lynch on May 1, 2013 in connection with his March 7, 2013 employment agreement vested upon the termination of his employment with the Company.

(6)	Following the termination of a named executive officer’s employment due to death, the Company provides the named executive officer’s spouse three months of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(7)	Following the termination of a named executive officer’s employment due to disability, the Company provides the named executive officer a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.

For the table above, the amount of potential payments to the named executive officers in the event of a termination of their employment in connection with a change of control were calculated assuming that a change of control occurred on the last business day of Fiscal 2014 (May 2, 2014), each named executive officer’s employment terminated on that date due to involuntary termination or for good reason and the successor company did not assume the named executive officer’s restricted stock, stock option and restricted stock unit awards.

For a summary of the provisions of the employment agreements with the named executive officers that were effective as of May 2, 2014 and the outstanding equity awards that were held by the named executive officers as of May 2, 2014, and therefore affect the amounts set forth in the table above in the event of involuntary termination or a change of control, see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with the Named Executive Officers—Severance and Change of Control Benefits” sections of this Proxy Statement. Mr. Riggio’s employment agreement does not provide for any severance benefits.

Director Compensation Table

Name	Fiscal Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
George Campbell Jr.	2014	$88,482	$119,995	$208,477
Mark D. Carleton	2014	$75,000	$119,995	$194,995
Scott Cowen (3)	2014	$5,417	—	$5,417
William Dillard, II	2014	$92,500	$119,995	$212,495
David G. Golden	2014	$180,680	$119,995	$300,675
Patricia L. Higgins	2014	$213,726	$119,995	$333,721
Gregory B. Maffei (4)	2014	$65,000	$119,995	$184,995
David A. Wilson	2014	$187,936	$119,995	$307,931

(1)	This column represents the amount of annual cash retainers earned by directors during Fiscal 2014. All directors were also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

(2)	This column represents the aggregate grant date fair value of awards granted in Fiscal 2014, computed in accordance with ASC 718. The assumptions used in calculating these amounts are set forth in Note 4 to the Company’s Financial Statements for the fiscal year ended May 3, 2014, which is located on pages F-50 and F-51 of the Company’s Form 10-K. The values in this column reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the non-employee directors. Refer to the “Fiscal Year 2014 Non-Employee Director Equity Award Table” below for information on awards made in Fiscal 2014.

(3)	Dr. Cowen joined the Board effective April 1, 2014.

(4)	Mr. Maffei departed the Board effective April 3, 2014.

Narrative to the Director Compensation Table

Annual Retainer

Each non-employee director received an annual Board retainer fee of $65,000, paid in quarterly installments. The Lead Director of the Board received an additional $25,000 annual cash retainer. Audit Committee members received an additional $15,000 annual cash retainer, and the Chair of the Audit Committee received an additional $30,000 annual cash retainer. Compensation Committee members received an additional $10,000 annual cash retainer, and the Chair of the Compensation Committee received an additional $20,000 annual cash retainer. Corporate Governance and Nominating Committee members received an additional $10,000 annual cash retainer, and the Chair of the Corporate Governance and Nominating Committee received an additional $17,500 annual cash retainer. Strategic Committee members received an additional $20,000 monthly cash retainer, beginning in July 2012 through August 2013 when the Strategic Committee was disbanded. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board meetings.

Equity Compensation

Each non-employee director is eligible for equity award grants under the Company’s Amended and Restated 2009 Incentive Plan. The table below illustrates the fair market value of the Fiscal 2014 restricted stock awards on the date of grant and the aggregate number of awards outstanding at fiscal year-end for each non-employee director.

Fiscal 2014 Non-Employee Director Equity Award Table

Director	Fiscal Year	Restricted Stock Grant Value (1)	Aggregate Restricted Shares Outstanding	Aggregate Options Outstanding (2)
George Campbell Jr.	2014	$119,995	8,689	—
Mark D. Carleton	2014	$119,995	8,689	—
Scott Cowen	2014	$—	—	—
William Dillard, II	2014	$119,995	8,689	20,000
David G. Golden	2014	$119,995	8,689	—
Patricia L. Higgins	2014	$119,995	8,689	20,000
Gregory B. Maffei (3)	2014	$119,995	—	—
David A. Wilson	2014	$119,995	8,689	—

(1)	On September 11, 2013, the non-employee directors received a grant of the number of shares of restricted stock having a value of approximately $120,000 based on the September 11, 2013 per share closing price of the Company’s common stock on the New York Stock Exchange (8,689 shares at a price of $13.81) vesting on September 11, 2014.

(2)	All options held by the non-employee directors are fully vested.

(3)	Consistent with the Company’s past practice of accelerating the vesting of equity awards held by directors who have departed the Board while in good standing with the company, all of Mr. Maffei’s restricted stock awards were accelerated.

Compensation Risk Assessment

As a part of its oversight of the Company’s compensation program, the Compensation Committee periodically reviews and considers the risk implications of the Company’s compensation programs and practices. This process included a review of the Company’s compensation programs for our employees, including non-executive officers; the identification and review of features of our compensation programs that could potentially encourage excessive or imprudent risk taking of a material nature; and the identification and review of factors that mitigate these risks. Based on the results of the risk assessment, the Compensation Committee noted several risk-mitigating features and effective safeguards against imprudent or unnecessary risk-taking, including:

•	Balanced mix of compensation elements, including cash versus equity compensation, short-term versus long-term awards and financial versus non-financial performance targets.

•

Annual cash incentives under our performance-based annual incentive compensation program that focus employees on corporate, business unit and individual performance, with senior management being evaluated on Adjusted EBIT and Adjusted EBITDA, fundamental measures of value creation for stockholders, as well as individual performance goals.

•	Regular advice of an outside compensation consultant engaged directly by the Compensation Committee in determining compensation pay structures and amounts.

Based on this process and the results of the risk assessment, the Compensation Committee concluded that the Company’s compensation programs and practices were designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and were appropriately structured, well-aligned with stockholders value and did not create or encourage risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company believes that the transactions and agreements discussed below (including renewals of any existing agreements) between the Company and related third parties are at least as favorable to the Company as could have been obtained from unrelated parties at the time they were entered into. The Audit Committee of the Board of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. The Company’s related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. The Company tests to ensure that the terms of related party transactions are at least as favorable to the Company as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between the

Company and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, the Company’s rationale for entering the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyzes all existing related party agreements and transactions and reviews them with the Audit Committee.

The Company completed the acquisition (the “Acquisition”) of B&N College from Leonard Riggio and Louise Riggio (the “Sellers”) on September 30, 2009. In connection with the closing of the Acquisition, the Company issued the Sellers (i) a senior subordinated note in the principal amount of $100,000,000, with interest of 8% per annum payable on the unpaid principal amount, which was paid on December 15, 2010 in accordance with its scheduled due date, and (ii) a junior subordinated note in the principal amount of $150,000,000 (the Junior Seller Note), payable in full on the fifth anniversary of the closing of the Acquisition, with interest of 10% per annum payable on the unpaid principal amount. The Junior Seller Note was and is unsecured and subordinated to the obligations under the Company’s credit agreement dated as of September 30, 2009 and the Company’s amended and restated credit facility dated as of April 29, 2011 (as amended, the “2011 Credit Facility”), as applicable, as well as certain other senior obligations. The Company may prepay the Junior Seller Note at any time without premium or penalty to the extent not prohibited by the 2011 Credit Facility and senior debt documents. Pursuant to a settlement agreed to on June 13, 2012, the Sellers agreed to waive $22,750,000 of the purchase price by waiving a corresponding principal amount (and interest on such principal amount) of the Junior Seller Note.

B&N College has a long-term supply agreement (“Supply Agreement”) with MBS Textbook Exchange, Inc. (“MBS”), which is majority owned by Leonard Riggio, Stephen Riggio (formerly the Company’s Vice Chairman and Chief Executive Officer) and other members of the Riggio family. MBS is a new and used textbook wholesaler, which also sells textbooks online and provides bookstore systems and distant learning distribution services. Pursuant to the Supply Agreement, which has a term of ten years, and subject to availability and competitive terms and conditions, B&N College will continue to purchase new and used printed textbooks for a given academic term from MBS prior to buying them from other suppliers, other than in connection with student buy-back programs. Additionally, the Supply Agreement provides for B&N College to sell to MBS certain textbooks that B&N College cannot return to suppliers or use in its stores. MBS pays B&N College commissions based on the volume of these textbooks sold to MBS each year and with respect to the textbook requirements of certain distance learning programs that MBS fulfills on B&N College’s behalf. MBS paid B&N College $7,097,000, $8,106,000 and $10,941,000 related to these commissions in Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. In addition, the Supply Agreement contains restrictive covenants that limit the ability of B&N College and the Company to become a used textbook wholesaler and that place certain limitations on MBS’s business activities. B&N College and Barnes & Noble.com also entered into an agreement with MBS in Fiscal 2011 pursuant to which MBS agrees to purchase at the end of a given semester certain agreed upon textbooks which B&N College and Barnes & Noble.com shall have rented to students during such semester. Total sales to MBS under this program were $1,388,000, $772,000 and $13,339,000 for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. In addition, B&N College entered into an agreement with MBS in Fiscal 2011 pursuant to which MBS purchases books from B&N College, which have no resale value for a flat rate per box. Total sales to MBS under this program were $602,000, $503,000 and $364,000 for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. Total outstanding amounts payable to MBS for all arrangements net of any amounts due were $31,142,000 and $24,860,000 for Fiscal 2014 and Fiscal 2013, respectively.

The Company purchases new and used textbooks directly from MBS. Total purchases were $84,498,000, $93,514,000 and $101,980,000 for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. MBS sells used books through the Barnes & Noble.com dealer network. The Company earned a commission of $2,231,000, $3,441,000 and $4,661,000 on the MBS used book sales in Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. In addition, Barnes & Noble.com hosts pages on its website through which Barnes & Noble.com customers are able to sell used books directly to MBS. The Company is paid a fixed commission on the price paid by MBS to the customer. Total commissions paid to the Company were $99,000, $104,000 and $160,000 for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively.

In Fiscal 2010, the Company entered into an agreement with TXTB.com LLC (“TXTB”), a subsidiary of MBS, pursuant to which the marketplace program on the Barnes & Noble.com website was made available on the TXTB website. The Company receives a fee from third party sellers for sales of marketplace and, upon receipt of such fee, remits a separate fee to TXTB for any marketplace items sold through the TXTB website. In Fiscal 2013, the Company also entered into an agreement with MBS Direct, a division of MBS, pursuant to which the marketplace program on the Barnes & Noble.com website was made available through the MBS Direct website. The Company receives a fee from third party sellers for sales of marketplace items sold on the MBS Direct website and, upon receipt of such fee, remits a separate fee to MBS Direct for those sales. Total commissions paid to TXTB and MBS Direct were $192,000, $302,000 and $559,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. Outstanding amounts payable to TXTB were $2,000, $3,000 and $6,000 for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. In Fiscal 2011, the Company entered into an agreement with TXTB pursuant to which the Company became the exclusive provider of trade books to TXTB customers through the TXTB website. TXTB receives a commission from the Company on each purchase by a TXTB customer. Total commissions paid to TXTB were $46,000, $78,000 and $148,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. Outstanding amounts payable to TXTB and MBS Direct under this agreement were $0, $1,000 and $1,000 for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively.

In Fiscal 2010, the Company entered into an Aircraft Time Sharing Agreement with LR Enterprises Management LLC (“LR Enterprises”), which is owned by Leonard Riggio and Louise Riggio, pursuant to which LR Enterprises granted the Company the right to use a jet aircraft owned by it on a time-sharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the Federal Aviation Regulations (“FAR”). Such operating costs were $175,000, $159,000 and $1,015,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. LR Enterprises is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, other than insurance obtained for the specific flight as requested by the Company, as provided in the FAR.

The Company has leases for two locations for its corporate offices with related parties: the first location is leased from an entity in which Leonard Riggio has a majority interest and expires in 2023; the second location is leased from an entity in which Leonard Riggio has a minority interest and expires in 2016. The space was rented at an aggregate annual rent including real estate taxes of approximately $4,299,000, $5,098,000 and $4,843,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. The Company leased one of its B&N College stores from a partnership owned by Leonard and Stephen Riggio, pursuant to a lease which was terminated on February 15, 2014. Rent of $685,000, $862,000 and $862,000 was paid during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. The Company leases an office/warehouse from a partnership in which Leonard Riggio has a 50% interest, pursuant to a lease expiring in 2023. The space was rented at an annual rent of $707,000, $707,000 and $759,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. Net of subtenant income, the Company paid $270,000, $275,000 and $376,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively.

The Company is provided with national freight distribution, including trucking services by Argix Direct Inc. (“Argix”), a company in which a brother of Leonard and Stephen Riggio owns a 20% interest, pursuant to a transportation agreement expiring in 2014 (following an automatic renewal of the agreement by its terms in 2012 for an additional two-year term, although at all times the agreement requires a two-year notice to terminate). The Company paid Argix $52,087,000, $54,768,000 and $49,437,000 for such services during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively, of which approximately 73%, 74% and 73% were remitted by Argix to its subcontractors for Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. Subcontractors are not related to the Company. At the time of the agreement, the cost of freight delivered to the stores by Argix was comparable to the prices charged by publishers and the Company’s other third party freight distributors. However, due to higher contracted fuel surcharge and transportation costs, Argix’s rates were higher than the Company’s other third party freight distributors. As a result, the Company amended its existing agreement with Argix effective January 1, 2009. The amendment provided the Company with a $3,000,000 annual credit to its freight and transportation costs for the remaining life of the existing agreement. The $3,000,000 annual credit expired with the April 1, 2012 renewal of the agreement. While the terms are currently unfavorable due to the higher fuel surcharges, the Company’s management believes these additional charges are mitigated by the additional delivery services that Argix provides. These additional services are beneficial to store productivity which is not consistently met by other third party freight distributors. Argix provides B&N College with transportation services under a separate agreement that expired and was renewed in 2011. The renewed agreement was amended in 2013 and expires in 2015. The Company believes that the transportation costs that B&N College paid to Argix are comparable to the transportation costs charged by third party distributors. B&N College paid Argix $1,066,000, $1,069,000 and $1,294,000 for such services during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. Argix also leased office and warehouse space from the Company in Jamesburg, New Jersey, pursuant to a lease expiring in 2011. This lease was renewed for additional space in 2011. However, the Company subsequently sold the warehouse on December 29, 2011. The Company charged Argix $1,514,000 for such leased space and other operating costs incurred on its behalf prior to the sale of the warehouse during Fiscal 2012.

The Company uses Digital on Demand as its provider of music and video database equipment and services. Leonard Riggio owns a minority interest in Digital on Demand. The agreement with Digital on Demand was terminated on May 31, 2011. The Company paid Digital on Demand $185,000 for music and video database equipment and services during Fiscal 2012 through the date of termination.

On August 18, 2011, the Company entered into an investment agreement between the Company and Liberty GIC, Inc. (“Liberty”), a subsidiary of Liberty Media Corporation (“Liberty Media”), pursuant to which the Company issued and sold to Liberty, and Liberty purchased, 204,000 shares of the Company’s Series J Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $204,000,000 in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

On April 8, 2014, Liberty sold the majority of its shares to qualified institutional buyers in reliance on Rule 144A under the Securities Act and has retained an approximate 10 percent stake of its initial investment. As a result, Liberty will no longer have the right to elect two preferred stock directors to the Company’s Board. Additionally, the consent rights and pre-emptive rights to which Liberty was previously entitled ceased to apply. Therefore, Liberty is no longer considered a related party as defined by Item 404 of Regulation S-K.

The Company purchases trade books, primarily craft and hobby books, from Leisure Arts, Inc. (“Leisure Arts”), a subsidiary of Liberty Media. Total purchases from Leisure Arts following the date of the Liberty investment were $38,000, $45,000 and $59,000 during Fiscal 2014, Fiscal 2013 and Fiscal 2012, respectively. In Fiscal 2013, the Company entered into agreements with Starz Entertainment LLC (“Starz Entertainment”), then a subsidiary of Liberty Media, pursuant to which Starz Entertainment registered for the NOOK developer program whereby Starz applications were made available for consumer download on NOOK® devices. Separately, the Company entered into a License Agreement with Starz Media, LLC (“Starz Media” and, together with Starz Entertainment, “Starz”) in Fiscal 2013, pursuant to which Starz granted certain video resale rights to the Company in exchange for royalty payments to Starz Media on such sales. Starz was spun-off from Liberty Media on January 11, 2013. Total payments to Starz during Fiscal 2013 prior to the spin-off were $17,000. In Fiscal 2013, the Company entered into an agreement with Sirius XM Radio, Inc. (“Sirius”), a subsidiary of Liberty Media, pursuant to which Sirius registered for the NOOK developer program whereby Sirius applications were made available for consumer download on NOOK® devices. Total commissions received from Sirius during Fiscal 2014 and Fiscal 2013 were $1,000 and $0, respectively.

In Fiscal 2012, the Company entered into agreements with third parties who sell Barnes & Noble products through QVC and Home Shopping Network (“HSN”), which were at such time affiliates of Liberty Media. The entity that indirectly holds the Barnes & Noble investment (“Liberty Media”) is currently a separate public company from the entity that owns QVC and HSN (“Liberty Interactive”). Liberty Media was split-off (the “Split-Off”) from Liberty Interactive on September 28, 2011. No products were sold to the third parties from August 18, 2011, the date of the investment through the date of the Split-Off. The Company also purchased

Halloween costumes from BuySeasons Inc. (“BuySeasons”), a subsidiary of Liberty Interactive. Total purchases from BuySeasons following the date of the Liberty investment and prior to the date of the Split-Off were $33,000. On July 19, 2011, the Company renewed a one-year contract with Commerce Technologies, Inc. (“Commerce Hub”), a subsidiary of Liberty Interactive, who provides services to help facilitate and integrate sales with drop-ship vendors. Total fees paid to Commerce Hub following the date of the Liberty investment and prior to the date of the Split-Off were $22,000. The Company purchases textbooks from AI2, Inc. (“AI2”), a subsidiary of Liberty Interactive. There were no purchases from AI2 following the date of the Liberty investment and prior to the date of the Split-Off. The Company paid commissions to Liberty Interactive Advertising (“LIA”), a subsidiary of Liberty Interactive, who serves as the exclusive premium advertising sales agency for the Company. Total commissions paid to LIA following the date of the Liberty investment and prior to the date of the Split-Off were $5,000.

AUDIT RELATED MATTERS

Independent Registered Public Accountants

As previously disclosed, the Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending April 27, 2013. The Audit Committee invited several firms to participate in this process. As a result of this process and following careful deliberation, on October 16, 2012, the Audit Committee notified BDO USA LLP (“BDO”) that it had determined to dismiss BDO as the Company’s independent registered public accounting firm, effective as of that same date. On and effective as of that same date, the Company entered into an engagement letter with Ernst & Young LLP (“E&Y”), approved by the Audit Committee, and engaged E&Y as the Company’s independent registered public accounting firm. In approving the selection of E&Y as the Company’s independent registered public accounting firm, the Audit Committee considered all relevant factors, including any non-audit services previously provided by E&Y to the Company.

BDO’s reports on the Company’s consolidated financial statement for the year ended April 28, 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s Fiscal 2012 and the subsequent interim period preceding BDO’s dismissal, there were:

(i) no “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and

(ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). However, BDO was consulted on the accounting for the transactions with Microsoft, which closed on October 4, 2012, for which no conclusions were reached by the Company or BDO as of the date of termination.

During the Company’s fiscal years ended April 28, 2012, and for the period April 29, 2012 to October 16, 2012, the Company did not consult with E&Y regarding accounting or disclosure requirements related to any of the matters specified in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K.

E&Y, as the independent registered public accountants, examine annual financial statements and provide other non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by E&Y are compatible with maintaining the independence of E&Y in its audit of the Company and have determined that, because such services are not considered prohibited services under the Sarbanes-Oxley Act of 2002, such services are compatible with maintaining the independence of E&Y.

Audit Fees.  For Fiscal 2014 and Fiscal 2013, the Company was billed $2,043,194 and $1,742,000, respectively, by E&Y for professional services rendered for the audit of the Company’s annual financial statements and of its internal controls over financial reporting and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC. For Fiscal 2013, the Company was billed $92,820, by BDO for professional services rendered for the audit of the Company’s annual financial statements and of its internal controls over financial reporting and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC.

Audit-Related Fees.  For Fiscal 2014 and Fiscal 2013, the Company was billed $40,700 and $40,000, respectively, by E&Y for Barnes & Noble College sales audits. For Fiscal 2013, the Company was billed $135,775, by BDO for consultation services concerning financial accounting and reporting standards. The Company was also billed $32,750, by BDO for employee benefit plan audits and Barnes & Noble College sales audits.

Tax Fees.  In Fiscal 2014 and Fiscal 2013, the Company was billed $215,678 and $29,000, respectively, by E&Y for services related to tax compliance and consultation on tax matters, respectively. In Fiscal 2013, the Company was billed $71,900, by BDO for services related to tax compliance and consultation on tax matters, respectively.

All Other Fees.  The Company did not pay to E&Y or BDO any other fees in Fiscal 2014 and Fiscal 2013.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the Board requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. The Audit Committee has approved all of the services provided by E&Y and BDO referred to above. The Audit Committee has also authorized the Company’s management in advance to engage the Company’s independent registered public accountants from time to time in the future to perform certain services in areas pre-approved by the Audit Committee that at any one time will not involve more than $25,000 per project and more than $100,000 in the aggregate.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accountants the Company’s audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). In addition, the Audit Committee has received from the Company’s independent registered public accountants the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with such accountants their independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved) that the Company’s audited financial statements and management’s report on internal controls be included in the Company’s Fiscal 2014 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

David A. Wilson, Chair

Patricia L. Higgins

David G. Golden

Mark D. Carleton

ADVISORY VOTE ON EXECUTIVE COMPENSATION—PROPOSAL 2

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the named executive officers’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. Annual performance is measured principally by the Company’s Adjusted EBIT, Adjusted EBITDA (in each case, as defined in this Proxy Statement) and individual performance goals. Long-term performance is rewarded through equity-based awards (through restricted stock, stock options and restricted stock units), the value of which is based upon the performance of the Company’s stock price.

The Compensation Committee and the Board believe that the Company’s Fiscal 2014 executive compensation programs align well with the Compensation Committee’s philosophy and are sufficiently linked to the Company’s performance.

For additional information on the Company’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Company’s performance, see the Compensation Discussion and Analysis above.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.

The Board unanimously recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS—PROPOSAL 3

The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2014, to audit the financial statements of the Company for the Company’s 2015 fiscal year, ending May 2, 2015. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of Ernst & Young will be present at the Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board considers Ernst & Young LLP to be well qualified and unanimously recommends that the stockholders vote FOR ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10-percent of the Common Stock, to file initial statements of beneficial ownership of Common Stock (Form 3) and statements of changes in beneficial ownership of Common Stock (Forms 4 and 5) with the SEC. Executive officers, directors and greater than 10-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons (or counsel to such reporting persons) that no additional forms were required, all filing requirements applicable to its executive officers, Directors and greater than 10-percent stockholders have been complied with during Fiscal 2014.

OTHER MATTERS

Other Matters Brought Before the Meeting

As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Meeting other than as described in this Proxy Statement. It is nonetheless possible that stockholders may seek to raise a proposal at the Meeting that is not described in this Proxy Statement by notifying the Company of such proposal in accordance with the Company’s Bylaws. The business of the Meeting shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company on or before August 17, 2014.

Proxy Solicitation

Proxies are being solicited through the mail. Proxies may also be solicited by means of press releases and other public statements. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board’s solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for a fee not to exceed $25,000, plus reimbursement for out-of-pocket expenses.

The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.

Financial and Other Information

The Company’s Annual Report for Fiscal 2014, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals

Proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2015 must be received by the Company’s Corporate Secretary, at Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011, no later than March 30, 2015.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at such meeting, such stockholder must deliver written notice to the Corporate Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the proposing stockholder in such business. Similar notice must be given with respect to any stockholder nominees for director. Accordingly, the business of the annual meeting of stockholders to be held in 2015 shall not include voting on any stockholder nominee or proposal if proper notice as to such nominee or proposal is not properly delivered to the Company in accordance with the Company’s Bylaws.

The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board to give you any information or to make any representations in connection with the solicitation of proxies by the Board, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. A prompt response will be greatly appreciated.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Stockholders May Call Toll-Free: (877) 456-3422.

Banks and Brokers May Call Collect: (212) 750-5833.

*    *    *

By Order of the Board of Directors

Leonard Riggio, Chairman of the Board

July 28, 2014

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

BARNES & NOBLE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock and Series J Preferred Stock of Barnes & Noble, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Barnes & Noble Booksellers, Union Square Store, 33 East 17th Street, New York, New York, on September 17, 2014 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof, with the same effect as if the undersigned were personally present and voting such shares, on all matters as further described in the Proxy Statement or that may otherwise come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated July 28, 2014.

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted “FOR” each of the Board of Directors’ nominees, and “FOR” Proposals 2 and 3. Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting. In the event that any of the Board of Directors’ nominees named on the other side of this Proxy are unable to serve or for good cause will not serve, this Proxy confers discretionary authority to Mr. Leonard Riggio and Mr. Bradley Feuer, and each of them individually, to vote as recommended by the Board of Directors with respect to the election of any person to replace such nominee.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.
(Continued, and to be signed and dated on the reverse side.)

BARNES & NOBLE, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Barnes & Noble, Inc.

Common Stock or Series J Preferred Stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-235-8896 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1349. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/bks and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.	Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Barnes & Noble, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼  TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

☒	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH OF THE NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

1 – Election of Directors		WITHHOLD
AUTHORITY
Nominees:	FOR all Nominees	to vote for all nominees	*EXCEPTIONS
01 – George Campbell Jr. 02 – Mark D. Carleton 03 – Michael P. Huseby	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2 –	Advisory Vote on Executive Compensation.	☐	☐	☐

3 –	Ratification of the Appointment of Ernst & Young LLP, as the independent registered public accountants of the Company for the fiscal year ending May 2, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Date:	, 2014

Signature

Signature

Title

NOTE: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please print full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.